                                                           Registration No. 333-

--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                   -------------------------------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                   -------------------------------------------

                              KRAMONT REALTY TRUST
             (Exact name of Registrant as specified in its charter)

                   -------------------------------------------

            Maryland                          Plymouth Plaza                     25-6703702
(State or other jurisdiction of          580 West Germantown Pike             (I.R.S. Employer
 incorporation or organization)    Plymouth Meeting, Pennsylvania 19462     Identification No.)
                                             (610) 825-7100

   (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                    Registrant's Principal Executive Offices)

                   -------------------------------------------
                              LOUIS P. MESHON, SR.
                      PRESIDENT AND CHIEF EXECUTIVE OFFICER
                              KRAMONT REALTY TRUST
                                 PLYMOUTH PLAZA
                            580 WEST GERMANTOWN PIKE
                      PLYMOUTH MEETING, PENNSYLVANIA 19462
                                 (610) 825-7100
            (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent for Service)

                   -------------------------------------------

                          Copies of Communications to:
                                Gail Sanger, Esq.
                               Proskauer Rose LLP
                  1585 Broadway, New York, New York 10036-8299
                                 (212) 969-3000

                   -------------------------------------------
         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time or at one time after the effective date of this Registration Statement as determined by the Registrant.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest or interest investment plans, please check the following box.[ ]

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE


                                                 Amount To Be  Proposed Maximum    Proposed Maximum       Amount of
Title of each Class of                            Registered    Offering Price         Aggregate        Registration
Securities To Be Registered                           (1)        Per Unit (1)    Offering Price (2)(3)  Fee (2)(3)(4)
-----------------------------------------------  ------------  ----------------  ---------------------  ------------
Common Shares of Beneficial Interest,
  par value $.01 per share                           _____           _____               _____               _____

Preferred Shares of Beneficial Interest,
  par value $.01 per share                           _____           _____               _____               _____

Depositary Shares                                    _____           _____               _____               _____

Debt Securities                                      _____           _____               _____               _____

Warrants                                             _____           _____               _____               _____

Total                                                _____           _____           $250,000,000           $29,981

(1) There are being registered under this Registration Statement such indeterminate number of common shares of beneficial interest, preferred shares of beneficial interest, depositary shares and warrants exercisable for common shares or preferred shares and such indeterminate principal amount of debt securities of the Registrant, as shall have an aggregate initial offering price not to exceed $250,000,000. There are also being registered hereunder such indeterminate number of common shares that may be issued upon conversion, exercise or exchange, as applicable, of preferred shares, depositary shares, warrants or debt securities registered hereunder and such indeterminate number of preferred shares that may be issued upon the exercise or exchange, as applicable, of warrants, depositary shares or debt securities registered hereunder. Any securities registered under this Registration Statement may be sold separately or as units with other securities registered under this Registration Statement. The proposed maximum initial offering price per share or unit will be determined, from time to time, by the Registrant in connection with the issuance by the Registrant of the securities registered under this Registration Statement.

(2) Estimated pursuant to Rule 457(o) under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee.

(3) Not specified as to each class of Securities to be registered hereunder pursuant to general Instruction II(D) to Form S-3 under the Securities Act.

(4) Pursuant to Rule 457(p) under the Securities Act of 1933, as amended, the registration fee has been offset by $1,694, the amount of the filing fee previously paid, but unused, in connection with the Form S-3 Registration Statement, File Number 333-85424, filed by Kramont Realty Trust on April 3, 2002.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND WE ARE NOT SOLICITING OFFERS TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                   SUBJECT TO COMPLETION, DATED APRIL 8, 2004

PROSPECTUS

                                  $250,000,000

                              KRAMONT REALTY TRUST

                 COMMON SHARES OF BENEFICIAL INTEREST, PREFERRED
 SHARES OF BENEFICIAL INTEREST, DEPOSITARY SHARES, WARRANTS AND DEBT SECURITIES

We may offer and sell, from time to time, in one or more offerings:

         -        common shares

         -        preferred shares

         -        depositary shares

         -        warrants

         -        debt securities

These securities may be offered and sold separately or together or as units with other securities described in this prospectus. Our debt securities may be senior or subordinated.

The specific terms and amounts of the securities will be fully described in supplements to this prospectus. Please read any prospectus supplements and this prospectus carefully before you invest. This prospectus may not be used to sell securities unless accompanied by a prospectus supplement.

Our common shares are traded on the New York Stock Exchange under the symbol "KRT." The applicable prospectus supplement will contain information, if applicable, about any listing of offered securities on a securities exchange. On April 7, 2004, the last reported sale price for our common shares on the New York Stock Exchange was $17.17 per share.

INVESTING IN OUR COMMON SHARES, PREFERRED SHARES, DEPOSITARY SHARES, WARRANTS OR DEBT SECURITIES INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 3.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The common shares, preferred shares, depositary shares, warrants or debt securities may be sold directly by us to investors, through agents designated from time to time or to or through underwriters or dealers. See "Plan of Distribution." If any underwriters are involved in the sale of any securities in respect of which this prospectus is being delivered, the names of such underwriters and any applicable commissions or discounts will be set forth in a prospectus supplement. The net proceeds we expect to receive from such sale also will be set forth in a prospectus supplement.

                  The date of this Prospectus is April 8, 2004

                                TABLE OF CONTENTS

                                                                                  PAGE
About This Prospectus ....................................................          1
Prospectus Summary .......................................................          2
The Company ..............................................................          2
Risk Factors .............................................................          3
Cautionary Language Regarding Forward-Looking Statements .................         13
Ratios Earnings to Fixed Charges and Preferred Shares Dividends ..........         14
Use of Proceeds ..........................................................         14
Description of Shares ....................................................         15
Description of Depositary Shares .........................................         23
Description of Debt Securities ...........................................         26
Description of Warrants ..................................................         34
Federal Income Tax Considerations ........................................         35
Plan of Distribution .....................................................         44
Legal Matters ............................................................         44
Experts ..................................................................         45
Where You Can Find More Information ......................................         45
Incorporation by Reference ...............................................         45

                              ABOUT THIS PROSPECTUS

This prospectus is part of a Registration Statement on Form S-3 that we filed with the Securities and Exchange Commission utilizing a "shelf" registration process. Under this shelf process, we may, over the next two years, offer any combination of common shares, preferred shares, depositary shares, warrants or debt securities described in this prospectus up to a maximum total amount of $250,000,000. In connection with certain kinds of offerings, we may be required to obtain shareholder approval or the consent of certain of our lenders before issuing debt securities. This prospectus provides you with a general description of the securities we may offer. Each time we use this prospectus to offer securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The nature of any required consent will be included in the prospectus supplement we use for any offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described below under the heading "Where You Can Find More Information."

                               PROSPECTUS SUMMARY

         You should read the following summary together with the more detailed information, including the consolidated financial statements and the notes to the consolidated financial statements and other information, incorporated by reference in this prospectus.

                                   THE COMPANY

         We are Kramont Realty Trust, a self-administered, self-managed real estate investment trust organized under the laws of the State of Maryland. We sometimes refer to ourselves as Kramont.

         We are engaged in the ownership, acquisition, development, redevelopment, management and leasing of community and neighborhood shopping centers. All of our assets are held by two operating partnerships, Kramont Operating Partnership, L.P. and Montgomery CV Realty L.P., which we sometimes collectively refer to as the "operating partnerships," under an UPREIT structure. UPREIT stands for "Umbrella Partnership Real Estate Investment Trust." An UPREIT is a real estate investment trust that conducts its operations through an umbrella limited partnership.

         We own and operate 82 shopping centers and two office buildings and manage four shopping centers for third parties and four shopping centers in connection with joint ventures. These properties are located in 16 states in the East and Southeast, aggregating approximately 12.2 million square feet.

         We employ approximately 147 full and part-time employees, including management, accounting, legal, acquisitions, property management, maintenance and administrative personnel.

         Our principal executive offices are located at Plymouth Plaza, 580 West Germantown Pike, Plymouth Meeting, Pennsylvania 19462, and our telephone number is (610) 825-7100. Additional information regarding Kramont is set forth in our Annual Report on Form 10-K for the fiscal year ended December 31, 2003 and other documents we file with the Securities and Exchange Commission (which are incorporated by reference in this prospectus).

                                  RISK FACTORS

You should carefully consider the following risk factors, as well as the other information contained in this prospectus or any supplemental prospectus hereto or incorporated herein by reference in this prospectus, before purchasing any of our common shares, preferred shares, depositary shares, warrants or debt securities.

GENERAL REAL ESTATE RISKS.

Your investment in our securities is subject to risks related to the ownership of real estate securities generally.

         Your investment in us will be affected by adverse economic conditions and regulatory changes. In addition, your investment may be subject to risks generally incident to the ownership of real estate, including:

     -   changes in general economic or local conditions;

     - changes in supply of or demand for similar or competing properties in an area;

     - changes in interest rates which may render the sale and/or refinancing of a property difficult or unattractive;

     -   changes in consumer spending patterns;

     -   increases in operating costs and expenses;

     - excess supply of retail or commercial space and construction of new shopping centers, regional malls or other retail or commercial spaces;

     - tax, real estate, environmental and zoning laws and changes in such laws; and

     - periods of higher interest rates or tight money supply, which may render it more expensive to operate.

         In addition, some significant operating expenses associated with our properties, such as debt payments, maintenance, tenant improvement costs and taxes, generally remain constant when gross income from properties is reduced.

         For these and other reasons, we cannot assure you that we will be profitable or that we will realize growth in the value of our properties.

We are dependent on the retail industry.

         The market for retail space and, indirectly, the general economic or local conditions of the retail sector in which we operate can significantly affect our performance. Consolidation in the retail sector, the financial distress of some large retailers, competition from e-commerce companies and the excess amount of retail space in some markets has adversely affected the market for retail space. To the extent that these conditions persist, we cannot assure you that we will have sufficient net income and cash available for distributions to shareholders and we may not be able to obtain debt or equity financing on reasonable terms and conditions.

One or more vacancies at a property may make it difficult for us to sell or re-lease that property.

         Our ability to rent or relet unleased space will be affected by many factors, including the existence of covenants typically found in shopping center tenant leases, such as covenants restricting the use of other space at the shopping center to those which are not competitive with another tenant. Our ability to lease or relet our properties may cause fluctuations in our cash flow, which, in turn, may affect the cash available for distributions to shareholders.

We are dependent on the financial stability of our tenants for revenue.

         Substantially all of our income is derived from rental payments from tenants of our properties. Therefore, the success of our investments is dependent to a large extent on the financial stability of our tenants. Lease payment defaults by tenants could cause us to reduce the amount of distributions to shareholders. A default by a tenant on its lease payments to us would cause us to lose revenue from the property and require us to find an alternative source of revenue to meet our mortgage payment obligations and prevent a foreclosure, if the property is subject to a mortgage. In the event of a default, we may experience delays in enforcing our rights as landlord and may incur substantial costs in protecting our investment and reletting our property. If a lease is terminated, we cannot assure you that we will be able to lease the property for the rent previously received or sell the property without incurring a loss. In addition, if a large number of tenants default under their leases, it would adversely affect our net income and cash available for distributions to our shareholders.

We rely on major tenants to pay rent, and their inability to pay rent may substantially reduce our net income and cash available for distributions to shareholders.

         Our four largest tenants are Wal-Mart Stores, Inc., Ahold USA, Inc., TJX Companies, Inc. and Kmart Holding Corporation. As of December 31, 2003, Wal-Mart Stores, Inc. represented approximately 7% of our annualized minimum rents, Ahold USA, Inc. represented approximately 5% of our annualized minimum rents, TJX Companies, Inc. represented approximately 3% of our annualized minimum rents and Kmart Holding Corporation represented approximately 2.7% of our annualized minimum rents. As of December 31, 2003, no other tenant represented more than 2.1% of the aggregate annualized minimum rents of our shopping centers. Kmart Holding Corporation emerged from bankruptcy on May 6, 2003. As of December 31, 2003, Kmart Holding Corporation has not announced the closing of any of our six Kmart stores. However, there is no guarantee that Kmart will not announce any future store closings. If any of our major tenants were to close stores at our properties as a result of bankruptcy or for other reasons, such closures could adversely affect other tenants by causing a decrease in customer traffic at such properties, which in turn could adversely affect our financial position by causing tenants to default on lease payment obligations. This could be true even if the tenant continued to pay rent under the leases for the closed stores. In addition, our financial position and our ability to make distributions may be adversely affected if any of our major tenants experiences financial difficulties, including a bankruptcy, insolvency or general downturn in the business of any of these tenants, if any of these tenants does not renew its leases as they expire or if our tenants are acquired or merged with other entities.

Uninsured losses relating to real property may adversely affect your returns.

         We carry comprehensive liability, fire, flood, extended coverage and rental loss insurance for our properties with customary terms carried for similar properties. We believe we are adequately insured for all material risks of loss. However, we cannot assure you that similar insurance will be available in the future or will be available at commercially reasonable rates. In addition, we cannot assure you that every loss affecting our properties will be covered by insurance or that any loss that we incur will not exceed the limits of policies obtained. Our net income and cash available for distributions would be adversely affected by an uninsured loss. Although we believe that we currently carry adequate insurance coverage for damage to our properties or liability which could arise from terrorist attacks on our properties, we cannot assure you that insurance adequate to cover damage liability arising from terrorist attacks will be available in the future or will be available at commercially reasonable rates.

Competition with other properties and other companies may increase costs, decrease acquisition opportunities and reduce returns.

         The leasing of real estate is highly competitive. Most of our properties are located in developed retail and commercial areas, and there are generally numerous other neighborhood or community shopping centers within a five-mile radius of any given property. In addition, there are one or more regional malls within a ten-mile radius of some of our properties.

         There are numerous developers and real estate companies which compete with us in seeking acquisition opportunities and locating tenants to lease vacant space, some of which may have greater financial resources than we do. In addition, these developers or real estate companies may develop or acquire new shopping centers or regional malls, or renovate, refurbish or expand existing shopping centers or regional malls, in the vicinity of one or more of our properties. Competition from these developers and real estate companies could adversely and materially affect our acquisition opportunities and ability to locate tenants to lease vacant space.

Compliance with regulatory requirements, including the Americans with Disabilities Act, at our properties may cause us to incur additional costs.

         Our properties are subject to various Federal, state and local regulatory requirements, including the Americans with Disabilities Act, which requires that buildings be made accessible to people with disabilities. Governmental authorities could impose fines and private litigants may be awarded damages if we fail to comply with these requirements. We believe that our properties are in substantial compliance with all material Federal, state and local regulatory requirements. We cannot assure you, however, that regulatory requirements will not be changed or that new regulatory requirements will not be imposed that would require significant unanticipated expenditures by us or the tenants. Unexpected expenditures would adversely affect our net income and cash available for distributions to shareholders.

Illiquidity of real estate investments may make it difficult for us to sell properties to respond to changing market conditions.

         Our ability to vary our portfolio in response to changes in economic and other conditions will be limited as a result of various factors. First, real estate investments are relatively illiquid. In addition, REIT requirements may subject us to confiscatory taxes on gain recognized from the sale of property if such property is considered to be held primarily for sale to customers in the ordinary course of our trade or business. We cannot assure you that we will be able to promptly dispose of one or more of our properties when we want or need to. Consequently, the sale price for any property may not recoup or exceed the amount invested in the property.

Costs associated with environmental matters may adversely affect our operating results.

         Under some environmental laws, a current or previous owner or operator of real property, and parties that generate or transport hazardous substances that are disposed of at real property, may be liable for the costs of investigating and remediating these substances on or under the property. The Federal Comprehensive Environmental Response, Compensation and Liability Act, as amended, and similar state laws, impose liability on a joint and several basis, regardless of whether the owner, operator or other responsible party was at fault for the presence of such hazardous substances. The costs of remediating hazardous or toxic substances can be substantial and can exceed the value of the subject property. In connection with the ownership or operation of our properties, we could be liable for such costs in the future. The presence of hazardous or toxic substances on our properties, or our failure to remediate such substances, also may adversely affect our ability to sell or rent our properties or to borrow funds using such properties as collateral. In addition, environmental laws may impose restrictions on the manner in which we use our properties or operate our business, and these restrictions may require expenditures for compliance.

         We are currently not aware of any material environmental claims pending or threatened against us in excess of available insurance. However, we cannot assure you that a material environmental claim or compliance obligation will not arise or that we will not undertake environmental remediation that either is not covered by insurance or is in excess of such coverage. The costs of defending against any claims of liability, of remediating a contaminated property, or of complying with future environmental requirements could be substantial to us and could affect our operating results.

COMPANY RISKS.

Our properties are subject to risks related to specific geographic areas which could adversely affect net income.

         We own properties located in 16 states, primarily in the eastern and southeastern regions of the United States. To the extent that general economic or other relevant conditions decline in the states in which our properties are located and result in a decrease in consumer demand in these areas, the income from, and value of, these properties may be adversely affected. The impact of any general decline would affect us more significantly if it affected states in which we had a significant concentration of properties, or the eastern and southeastern regions of the United States as a whole.

Our issuance of additional shares, warrants or debt securities, whether or not convertible, may reduce the market price for our shares.

         We cannot predict the effect, if any, that future sales of our shares, warrants or debt securities, or the availability of our securities for future sale, will have on the market price of our common shares. Sales of substantial amounts of our common shares or preferred shares, warrants or debt securities convertible into or exercisable or exchangeable for common shares in the public market or the perception that such sales might occur could reduce the market price of our common shares and the terms upon which we may obtain additional equity financing in the future. In addition, we may issue additional shares in the future to raise capital or as a result of the following:

     - The issuance of common shares under the 2000 Incentive Plan or other remuneration plans. We may also issue our common shares to our employees in lieu of cash bonuses or to our trustees in lieu of trustee's fees.

     - The exercise of options to purchase our common shares. As of March 29, 2004, we had outstanding options to acquire approximately 354,328 of our common shares. In addition, we may in the future issue additional options or other securities convertible into or exercisable for our common shares under our 2000 Incentive Plan or other remuneration plans. We may also issue options or convertible securities to our employees in lieu of cash bonuses or to our trustees in lieu of trustee's fees.

     - The conversion of our Series B-1 preferred shares into common shares. As of March 29, 2004, 1,183,240 Series B-1 preferred shares were issued and outstanding. Holders of our Series B-1 preferred shares have the right, at any time and from time to time, to convert all or any Series B-1 shares held by them into our common shares pursuant to the applicable conversion provisions in our declaration of trust. If the holders of our Series B-1 preferred shares elected to convert all of the outstanding Series B-1 preferred shares, as of March 29, 2004 we would have to issue 1,670,064 common shares to such holders.

     - The redemption of partnership units in the operating partnerships. Under the terms of the operating partnerships, minority limited partners in each partnership may elect to have their partnership units in the operating partnerships redeemed for cash. Upon such election, we can elect to issue our common shares in lieu of the cash payment, currently on a one-to-one basis. In the event all of the limited partners in both operating partnerships elect to redeem their partnership units for cash, we may elect to issue an aggregate of 1,666,152 of our common shares in connection with these redemptions. We may, in the future, issue additional partnership units in the operating partnerships to third parties in exchange for real property.

     -   The issuance of debt securities exchangeable for our common shares.

     -   The exercise of warrants we may issue in the future.

     - Lenders sometimes ask for warrants or other rights to acquire shares in connection with providing financing. We cannot assure you that our lenders will not request such rights.

There may be no prior public market for preferred shares, warrants or debt securities we may issue and investment in such securities may be illiquid.

         We cannot predict the extent to which investor interest in any new or existing series of preferred shares, warrants or debt securities we may issue will lead to the development of an active, liquid trading market for those securities. In addition, we could decide not to list for trading on a national securities exchange any securities of a class not now listed which are offered for sale pursuant to any supplement to this prospectus. An investment in such shares could be illiquid for an indefinite period. Active trading markets generally result in lower price volatility and more efficient execution of buy and sell orders for investors. The initial public offering price of shares of a new series of our preferred shares, warrants or debt securities may not be indicative of prices that will prevail in the trading market. The market price of shares of our common or preferred shares or a new series of our preferred shares, warrants or debt securities may decline below the initial public offering price.

Our common shares rank junior to our outstanding preferred shares and may rank junior to any new series of preferred shares we may issue.

         Our outstanding Series B-1 preferred shares and Series E preferred shares rank senior to our common shares as to dividends and as to the distribution of assets upon liquidation, dissolution or winding up of our affairs. Any new series of preferred shares we issue also may rank senior to our common shares. In addition, our outstanding preferred shares have and any new series of preferred shares may have the right to receive cumulative cash dividends. This means that holders of common shares will not be entitled to receive any dividends unless full cumulative dividends on our preferred shares have been paid or declared and set apart for payment.

         In the event of any liquidation, dissolution or winding up of the affairs of the company, holders of common shares will not be entitled to receive any distributions of our assets before we pay or make provisions for the payment of our debts and before we pay holders of our preferred shares ranking senior to the common shares accrued and unpaid dividends and any liquidation preference they are entitled to receive under our declaration of trust. This means that holders of common shares may not receive any distributions in the event of a liquidation, dissolution or winding up of our affairs.

Our ability to pay distributions on our shares may be limited.

         Because we conduct all of our operations through the operating partnerships, our ability to make distributions on our shares depends almost entirely on payments and distributions received on our interests in the operating partnerships. Additionally, the terms of some of the debt for which Kramont Operating Partnership, L.P. is liable limits its ability to make some types of payments and other distributions to us. This in turn limits our ability to make some types of payments, including payment of distributions on our shares, unless we meet certain financial tests or such payments or distributions are required to maintain our qualification as a REIT. As a result, if we are unable to meet the applicable financial tests, we may not be able to pay distributions on our shares in one or more periods.

Our business depends on key personnel.

         The success of our business will be dependent on the efforts of our executive officers and trustees, particularly Louis P. Meshon, Sr. The loss of his services could adversely affect our business, assets or results of operations.

Our organizational documents do not place limits on the incurrence of debt.

         Our organizational documents do not limit the amount of indebtedness that we may incur. Although our board attempts to maintain a balance between total outstanding indebtedness and the value of our portfolio, it could alter this balance at any time. If we become more highly leveraged, by issuing new debt securities or otherwise, then the resulting increase in debt service could diminish our ability to make distributions to shareholders and make payments on other outstanding indebtedness. If we default on our obligations under any outstanding indebtedness or new debt securities we issue, we could lose our interest in any properties or other collateral that secure that indebtedness.

We may need to borrow additional money to qualify as a REIT.

         Our ability to make distributions to shareholders could be diminished by increased debt service obligations if we need to borrow additional money in order to maintain our REIT qualification. For example, differences in timing between when we receive income and when we have to pay expenses could require us to borrow money to meet the requirement that we distribute to shareholders at least 90% of our net taxable income excluding net capital gain each year. The incurrence of large capital expenditures also could require us to borrow money to meet this requirement.

         We might need to borrow money for these purposes even if we believe that market conditions are not favorable for such borrowings. In other words, we may have to borrow money on unfavorable terms.

We cannot avoid risks inherent in development and acquisition activities and property development.

         Developing or expanding existing properties in our real estate portfolio is an integral part of our strategy for maintaining and enhancing the value of our portfolio. We may also choose to acquire additional properties in the future. While our existing policies with respect to developing and expanding properties are intended to limit some of the risks otherwise associated with property acquisition such as not starting construction on a project prior to obtaining a commitment from an anchor tenant, we nevertheless will incur risks, including risks related to costs required to identify and acquire properties, delays in construction and lease-up, costs of materials, financing availability, volatility in interest rates and labor availability. In addition, our policies may change.

         In addition, once a property is acquired, the renovation and improvement costs, if any, we incur in bringing an acquired property up to market standards may exceed our estimates, and the property may fail to perform as expected. We also may be unable to identify properties to acquire or successfully integrate acquired properties and operations. In addition, we may incur costs required to redevelop or renovate our current properties.

We are subject to risks associated with debt financing and existing debt maturities.

We are subject to a variety of risks associated with debt financing. These risks could increase if we issue new debt securities. Examples of these risks include the following:

     - our cash from operating activities may be insufficient to meet required payments;

     -   we may be unable to pay or refinance indebtedness on our properties;

     - if interest rates or other factors result in higher interest rates on refinancing, these factors will diminish our returns on development and redevelopment activities, reduce cash from operating activities and hamper our ability to make distributions to shareholders;

     - if we are unable to secure refinancing of indebtedness on acceptable terms, we may be forced to dispose of properties upon disadvantageous terms, which may cause losses and affect our funds from operations;

     - if properties are mortgaged to secure payment of indebtedness and we are unable to meet payments, the mortgagee may foreclose upon the properties, resulting in a loss of income and a valuable asset to us; and

     - we may not be able to sell properties that currently are mortgaged to secure payment of indebtedness.

We have substantial debt obligations which could limit our net income and cash available for distribution.

         We have substantial debt obligations. Our debt at December 31, 2003 was approximately $451.1 million, of which approximately $444.7 million is long-term debt. Payments of principal and interest made to service our debts may leave us with insufficient cash to pay the distributions that we are required to pay to maintain our qualification as a real estate investment trust. In addition, 64 of our properties are security for our mortgage indebtedness.

It may be difficult for us to meet our balloon payment obligations; balloon payment obligations may adversely affect our ability to pay distributions to shareholders.

         A number of our outstanding loans require lump sum or "balloon" payments for the outstanding principal balance at maturity. As of December 31, 2003, we had $190 million outstanding on a secured first mortgage loan facility with Metropolitan Life Insurance Company, which is secured by 15 properties and is due June 2013, and approximately $62.3 million outstanding on a secured first mortgage loan facility with Salomon Brothers Realty Corp., which is secured by 9 properties and is due in October 2008. Salomon Brothers Realty Corp. subsequently transferred its rights, title and interest in the loan facility to LaSalle Bank National Association, as trustee for Mortgage Capital Funding, Inc. Multifamily/Commercial Mortgage Pass-Through Certificates 1998-MC3.

         The remainder of our mortgages that have balloon indebtedness have due dates ranging from May 2004 to August 2028. In addition, we may finance future acquisitions with debt, which may require a lump sum or "balloon" payment for the outstanding principal balance at maturity. Our ability to pay the outstanding principal balance of our debt at maturity may depend upon our ability to refinance the debt, or to sell properties. We cannot assure you that we will be able to refinance our payment obligations on reasonable terms and conditions, that we will be able to sell any properties or that the amounts we receive from refinancings or sales will be sufficient to make the required balloon payment on our debt. If we cannot make a balloon payment when due, our lenders may foreclose on the properties securing the debt, which foreclosure would have a material adverse effect on our business, assets and results of operations.

If we fail to make our debt payments, we could lose our investment in a property.

         If we are unable to make our debt payments on loans secured by mortgages on our properties as required, a lender could foreclose on the property or properties securing our debt. This could cause us to lose part or all of our investment, which could cause the value of our common shares, preferred shares and warrants and the distributions payable to shareholders to be reduced.

Our floating rate debt will be adversely affected by increases in interest rates.

         As of December 31, 2003, we had indebtedness with an aggregate outstanding principal balance of approximately $6.4 million that bears interest at rates that are variable. New debt securities could also have floating interest rates. As a result of variable interest rates on the debt and on other debt we may incur in the future, an increase in interest rates could have an adverse effect on our net income and cash available for distributions.

FEDERAL INCOME TAX RISKS.

Failure to qualify as a real estate investment trust could adversely affect our operations and our ability to make distributions.

         It is expected that we will continue to qualify to be taxed as a REIT under the Internal Revenue Code of 1986, as amended, which we sometimes refer to as the Code. However, we cannot assure you that we will be able to operate in a manner so as to maintain our qualification as a REIT. Qualification as a REIT involves the application of highly technical and complex tax law provisions for which there are only limited interpretations. In addition, qualification as a REIT involves the determination of various factual matters that will not be entirely in our control. We also cannot assure you that new laws, regulations or interpretations will not change the applicable REIT qualification rules.

         If we fail to qualify as a REIT for any taxable year, our distributions to our shareholders would cease to qualify for the deductions for dividends paid, with the effect that we would be subject to Federal income tax on our taxable income at corporate rates. In addition, we could be disqualified from treatment as a REIT for four taxable years following the year of losing our REIT status. Losing our REIT status would reduce net earnings available for investment and would reduce our cash flow available to pay holders of our debt securities and make distribution to shareholders because of the additional tax liability. In addition, we might be required to borrow funds or liquidate some investments in order to pay the applicable tax.

Real estate investment trust distribution requirements limit the amount of cash we will have available for other business purposes, including amounts to fund our future growth.

         To maintain our qualification as a REIT under the Code, we will have to distribute annually to our shareholders at least 90% of our ordinary taxable income, excluding net capital gains. This requirement will limit our ability to accumulate capital for use for other business purposes. If we do not have sufficient cash or other liquid assets to meet the distribution requirements, we may have to borrow funds or sell properties on adverse terms in order to meet the distribution requirements. If we fail to make a required distribution, we would cease to qualify as a REIT.

Our board may determine without shareholder approval that we should no longer qualify as a REIT.

         Our board may determine without shareholder approval that it is in the best interests of the company to cease to qualify as a REIT for Federal income tax purposes. In the event that our board would make this determination, we and our shareholders would no longer be entitled to the Federal income tax benefits that are applicable to a REIT.

Legislative or regulatory action could adversely affect our investors.

         In recent years, numerous legislative, judicial and administrative changes have been made in the provisions of the Federal income tax laws applicable to investments similar to an investment in our shares. Changes are likely to continue to occur in the future, and we cannot assure you that any of these changes will not adversely affect your taxation as a holder of securities of the company. Any of these changes could have an adverse effect on an investment in our shares or on the market value or the resale potential of our properties. You are urged to consult with your own tax advisor with respect to the impact that recent legislation may have on your investment and the status of legislative, regulatory or administrative developments and proposals and their potential effect.

Recent changes in taxation of corporate dividends may adversely affect the value of our common shares, preferred shares and warrants.

         The Jobs and Growth Tax Relief Reconciliation Act of 2003 that was enacted into law on May 28, 2003, among other things, generally reduces to 15% the maximum marginal rate of tax payable by individuals on dividends received from a regular C corporation. This reduced tax rate, however, will not apply to dividends paid to individuals by a REIT on its shares, except for certain limited amounts, which we do not expect to pay the holders of our common shares and preferred shares. While the earnings of a REIT that are distributed to its shareholders still generally will be subject to less combined Federal income taxation than earnings of a non-REIT C corporation that are distributed to its shareholders net of corporate-level income tax, this legislation could cause individual investors to view the stock of regular C corporations as more attractive relative to the shares of a REIT than was the case prior to the enactment of the legislation. Individual investors could hold this view because the dividends from regular C corporations will generally be taxed at a lower rate while dividends from REITs will generally be taxed at the same rate as the individual's other ordinary income.

CERTAIN PROVISIONS OF THE MARYLAND GENERAL CORPORATION LAW AND OUR DECLARATION OF TRUST AND BYLAWS MAY INHIBIT BUSINESS COMBINATIONS.

Provisions of the Maryland General Corporation Law may prevent a business combination involving us.

         Provisions of the Maryland General Corporation Law applicable to us prohibit business combinations with:

     - any person who beneficially owns 10% or more of the voting power of our outstanding shares or any of our affiliates or associates who, at any time within the two year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of our outstanding shares (an "interested shareholder"); or

     -   an affiliate of an interested shareholder.

A person is not an interested shareholder if our board approved in advance the transaction by which that person otherwise would have become an interested shareholder. However, in approving a transaction, the board may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board.

         These prohibitions last for five years after the most recent date on which the interested shareholder became an interested shareholder. Thereafter, Maryland law provides that any business combination must be recommended by our board and approved by the affirmative vote of at least 80% of the votes entitled to be cast by holders of our outstanding voting shares and two-thirds of the votes entitled to be cast by holders of our outstanding voting shares other than shares held by the interested shareholder or its affiliate or associate. These requirements, as well as our ability to authorize and issue additional authorized but unissued common and preferred shares and to classify or reclassify any unissued common or preferred shares and set the preferences, rights and other terms of the classified or reclassified shares, could inhibit a change in control even if a change in control were in your best interest. These provisions of Maryland law do not apply, however, to business combinations with a person that are approved or exempted by our board prior to the time the person becomes an interested shareholder.

Our declaration of trust contains ownership limitations which may discourage a takeover.

         To preserve our qualification as a REIT, no more than 50% in value of its outstanding shares may be owned, directly or indirectly, by five or fewer individuals. Our declaration of trust authorizes our board to take any action that may be required to preserve our qualification as a REIT and limits any direct or indirect or constructive ownership by any one person to not more than 9.8% in value or in number of our common shares or any series of preferred shares or 9.8% in value of all of our outstanding shares. These restrictions may discourage a change in control and may deter individuals or entities from making tender offers for shares, which offers might be financially attractive to shareholders or which may cause a change in our management.

Our staggered board may prevent shareholders from adopting a bid for control.

         Our bylaws provide that the number of trustees may be established by the board. Any vacancy will be filled at any regular meeting or at any special meeting called for that purpose by a majority of the remaining trustees, except that a vacancy resulting from an increase in the number of trustees must be filled by a majority of the entire board.

         Our board is divided into three classes of trustees. Each year, one class of trustees is elected to a three-year term by the shareholders. The staggered terms prevent the shareholders from voting on the election of more than one class of trustees at each annual meeting and, thus, may delay, defer or prevent a change in control or deter a bid for control of us even in a case where the holders of a majority of our outstanding shares believe a change in control would be in their interest.

            CAUTIONARY LANGUAGE REGARDING FORWARD-LOOKING STATEMENTS

         Certain information both included and incorporated by reference in this prospectus may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended, and as such may involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. These include statements of forecasts, expectations, estimates, beliefs, intentions, projections and similar expressions. Forward-looking statements are based on certain assumptions and expectations of future events which may not prove to be accurate and that could be affected by the risks and uncertainties involved in our business, many of which cannot be predicted with accuracy and some of which might not even be anticipated. Forward-looking statements describe our future plans, strategies and expectations and are generally identifiable by use of the words "may," "will," "should," "expect," "anticipate," "estimate," "believe," "intend" or "project," or the negative thereof, or other variations thereon or comparable terminology. Readers of this prospectus are cautioned that any such statements are not guarantees of future performance and that actual results may differ materially from those projected and implied in the forward-looking statements. Factors which could have a material adverse effect on the operations and future prospects of our company, the offering described in this prospectus, and on the value of our shares, include:

     - our inability to identify properties to acquire or our inability to successfully integrate acquired properties and operations;

     - economic factors adversely affecting the retail industry, including the effect of general economic downturns on demand for leased space at and the amount of rents chargeable by neighborhood and community shopping centers;

     - changes in tax laws or regulations, especially those relating to REITs and real estate in general;

     -   our failure to continue to qualify as a REIT under U.S. tax laws;

     - the number, frequency and duration of tenant vacancies that we experience;

     - the time and cost required to solicit new tenants and to obtain lease renewals from existing tenants on terms that are favorable to us;

     -   tenant bankruptcies and closings;

     - the general financial condition of, or possible mergers or acquisitions or bankruptcies involving, our tenants;

     - competition from other real estate companies or from competing shopping centers or other commercial developments;

     -   changes in interest rates and national and local economic conditions;

     -   the continued service of our senior executive officers;

     -   possible environmental liabilities;

     -   the availability, cost and terms of financing;

     - the time and cost required to identify, acquire, construct or develop additional properties that result in the returns anticipated or sought;

     - the costs required to re-develop or renovate any of our current or future properties;

     - our inability to obtain insurance coverage to cover liabilities arising from terrorist attacks or other causes or to obtain such coverage at commercially reasonable rates;

     - liabilities and expenses related to compliance with laws (including the Americans with Disabilities Act) and liabilities and expenses arising out of litigation;

     -   the illiquid nature of real estate investments; and

     - our substantial debt obligations, our ability to incur additional debt and potential increases in our debt service obligations.

         You should also carefully consider any other factors contained in this prospectus or in any accompanying supplement, including the information incorporated by reference into this prospectus or into any accompanying supplement. You should pay particular attention to those factors discussed in any supplement under the heading "Risk Factors." You should not rely on the information contained in any forward-looking statements, and you should not expect us to update any forward-looking statements.

        RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED SHARE DIVIDENDS

         The following table sets forth our ratios of earnings to fixed charges and earnings to combined fixed charges and preferred share dividends for the periods indicated. The ratio of earnings to fixed charges was computed by dividing earnings by our fixed charges. The ratio of earnings to combined fixed charges and preferred share dividends was computed by dividing earnings by our combined fixed charges and preferred share dividends. For purposes of calculating these ratios, "earnings" includes income from continuing operations before minority interest plus fixed charges. "Fixed charges" consists of interest on all indebtedness and the amortization of debt issue costs.

                                                          YEAR ENDED DECEMBER 31,
                                    -------------------------------------------------------------------
                                    1999            2000            2001            2002           2003
                                    ----            ----            ----            ----           ----
Ratio of Earnings to Fixed
   Charges (1)                      1.75            1.64            1.46            1.48           1.55
                                    ----            ----            ----            ----           ----
Ratio of Earnings to
   Combined Fixed Charges
   and Preferred Share
   Dividends (1)                    1.75            1.43            1.22            1.24           1.29
                                    ----            ----            ----            ----           ----

         (1) Properties sold and held for sale in prior periods have been reclassified to Properties Held for Sale and Discontinued Operations in all periods presented.

                                 USE OF PROCEEDS

         Unless otherwise set forth in the applicable prospectus supplement, we intend to use the net proceeds from any sale of securities offered by this prospectus for general corporate purposes, which may include, among other things, acquisitions, capital expenditures, repayment of debt and working capital needs. This may include acquiring income producing properties and businesses consistent with our business strategy and funding renovations on, or capital improvements to, our existing or acquired properties or tenant improvements. We may also use a portion of the net proceeds from time to time to make investments in short-term income producing securities or to redeem or repurchase previously issued preferred shares.

                              DESCRIPTION OF SHARES

         Our authorized shares consist of 93,483,845 common shares of beneficial interest, $.01 par value per share, and 6,516,155 preferred shares of beneficial interest, $.01 par value per share. As of March 29, 2004, 24,090,125 common shares, 1,183,240 Series B-1 preferred shares and 2,800,000 Series E preferred shares were issued and outstanding. In addition, as of March 29, 2004, 1,666,152 units of partnership interest were held by limited partners other than us in our operating partnerships, Kramont Operating Partnership, L.P. or Montgomery CV Realty L.P. These units of partnership interest may be redeemed by the holder at any time for cash or, at our option, for common shares on a one-to-one basis (subject to adjustment). Under our declaration of trust, our board may increase or decrease the aggregate number of shares or the number of shares of any class or series without any action by the shareholders.

Common Shares

         Subject to the preferential rights of any other shares or series of beneficial interest and to the provisions of the declaration of trust regarding the restriction of the transfer of shares of beneficial interest, holders of common shares are entitled to receive dividends on such shares if, as and when authorized by the board out of assets legally available therefor and to share ratably in our assets legally available for distribution to our shareholders in the event of our liquidation, dissolution or winding up after payment of or adequate provision for all of our known debts and liabilities.

         Subject to the provisions of the declaration of trust regarding the restriction of the transfer of shares of beneficial interest, each outstanding common share entitles its holder to one vote on all matters submitted to a vote of shareholders, including the election of trustees, and, except as provided with respect to any other class or series of shares, the holders of such shares will possess the exclusive voting power. There is no cumulative voting in the election of trustees, which means that the holders of a majority of the outstanding common shares can elect all of the trustees then standing for election and the holders of the remaining shares will not be able to elect any trustees.

         Holders of common shares have no preference, conversion, exchange, sinking fund, redemption or appraisal rights and have no preemptive rights to subscribe for any of our securities. Subject to the provisions of the declaration of trust regarding the restriction on transfer of shares of beneficial interest, common shares will have equal dividend, liquidation and other rights.

         Under Title 8 of the Corporations and Associations Article of the Annotated Code of Maryland, or the Maryland REIT Law, a Maryland real estate investment trust generally cannot amend its declaration of trust or merge, unless approved by the affirmative vote of shareholders holding at least two-thirds of the shares entitled to vote on the matter, unless a lesser percentage (but not less than a majority of all of the votes entitled to be cast on the matter) is set forth in the declaration of trust. The declaration of trust provides that, except for certain amendments to our declaration of trust relating to the classification of the board, removal of trustees, mergers or amending the declaration of trust, and except where approval of the shareholders would not be required if we were a corporation, the foregoing actions must be approved only by the affirmative vote of shareholders holding at least a majority of the shares entitled to vote on the matter. Our declaration of trust provides that a trustee may be removed only for cause and only by the affirmative vote of at least two-thirds of the votes entitled to be cast in the election of trustees. This provision, when coupled with the provision in our bylaws authorizing the board to fill vacant trusteeships, precludes shareholders from removing incumbent trustees except for cause and by a substantial affirmative vote and filling the vacancies created by the removal with their own nominees.

         Under the Maryland REIT Law, a declaration of trust may permit the trustees by a two-thirds vote to amend the declaration of trust from time to time to qualify as a REIT under the Code, without the affirmative vote or written consent of the shareholders. Our declaration of trust permits such action by the board. In addition, our declaration of trust permits the trustees, without any action by the shareholders, to amend the declaration of trust from time to time to increase or decrease the aggregate number of shares or the number of shares of any class or series that we have authority to issue.

         The declaration of trust authorizes the board to classify and reclassify any unissued common shares into other classes or series of shares of beneficial interest and to establish the number of shares in each class or series and to set the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each such class or series.

         Our bylaws provide that with respect to an annual meeting of shareholders, nominations of persons for election to the board of trustees and the proposal of business to be considered by shareholders may be made only (i) pursuant to the notice of the meeting, (ii) by the board of trustees or (iii) by a shareholder who is entitled to vote at the meeting and who has complied with the advance notice procedures of the bylaws. With respect to special meetings of shareholders, only the business specified in the notice of the meeting may be brought before the meeting. Nominations of persons for election to the board of trustees at a special meeting may be made only (i) pursuant to the notice of the meeting, (ii) by the board of trustees or (iii) provided that the board of trustees has determined that trustees will be elected at the meeting, by a shareholder who is entitled to vote at the meeting and who has complied with the advance notice provisions of the bylaws.

         Certain other provisions of the Maryland General Corporation Law and our declaration of trust and bylaws may have the effect of delaying, deferring or preventing a change in control of the company. See "Risk Factors -- Certain provisions of the Maryland General Corporation Law and our declaration of trust and bylaws may inhibit business combinations."

Restrictions on our Ownership and Transfer

         Among other requirements, in order for us to qualify as a REIT under the Internal Revenue Code, no more than 50% in value of our outstanding shares may be owned, actually or constructively, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year. In addition, if we, or an owner of 10% or more of our shares, actually or constructively owns 10% or more of one of our tenants (or a tenant of any partnership or limited liability company in which we are a partner or member), the rent received by us (either directly or through one or more subsidiaries) from the tenant will not be qualifying income for purposes of the gross income tests for REITs contained in the Code. A REIT's stock must also be beneficially owned by 100 or more persons during at least 335 days of a taxable year of twelve months or during a proportionate part of a shorter taxable year.

         The articles supplementary contain restrictions on the ownership and transfer of our shares which are intended to assist us in complying with these requirements and continuing to qualify as a REIT. In the event of any proposed transfer or issuance of our shares that would jeopardize Kramont's status as a REIT, our board of trustees has the right to refuse to permit such transfer or issuance and to take any action necessary to cause the transfer or issuance not to occur. As discussed below, any shares that are purported to be transferred in a transfer or issuance of our shares that would (i) result in a direct or indirect ownership of more than 9.8% in value of all of our outstanding shares or more than 9.8% of the lesser of the number or the value of our common shares or any series of preferred shares (other than by certain persons previously approved by the board of trustees of Kramont); or (ii) result in Kramont being "closely held" within the meaning of Section 856(h) of the Code or otherwise failing to qualify as a REIT, will be automatically transferred to a charitable trust for the benefit of a charitable beneficiary and the shares purportedly so transferred may be purchased by Kramont.

         Our board of trustees, in its sole discretion, may exempt a proposed transferee from the 9.8% ownership limitations discussed above. However, the board may not grant an exemption to any person if doing so would result in Kramont being "closely held" within the meaning of Section 856(h) of the Code or otherwise would result in Kramont failing to qualify as a REIT. In order to be considered by the board of trustees for an exemption, a person also must not own, directly or indirectly, an interest in a tenant of the company (or a tenant of any entity owned or controlled by us) that would cause us to own, directly or indirectly, more than a 9.8% interest in such a tenant. The person seeking an exemption must represent to the satisfaction of the board of trustees that it will not violate the two aforementioned restrictions. The person also must agree that any violation or attempted violation of any of the foregoing restrictions will result in the automatic transfer of the shares causing such violation to the trust discussed below.

         The declaration of trust and the articles supplementary further prohibit (a) any person from beneficially or constructively owning shares of beneficial interest that would result in our being "closely held" under Section 856(h) of the Code or otherwise cause us to fail to qualify as a REIT and (b) any person from transferring our shares of beneficial interest, if such transfer would result in our shares of beneficial interest being owned by fewer than 100 persons. Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of shares of beneficial interest that will or may violate any of the foregoing restrictions on transferability and ownership, or any person who would have owned our shares of beneficial interest that resulted in a transfer of shares to the trust, is required to give notice immediately to us and provide us with such other information as we may request in order to determine the effect of such transfer on our status as a REIT. The foregoing restrictions on transferability and ownership will not apply if the board determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT.

         Any transfer of our shares of beneficial interest which, if effective, would result in our shares of beneficial interest being owned by fewer than 100 persons will be void ab initio and the intended transferee will acquire no rights in such shares. If any transfer of our shares of beneficial interest occurs which, if effective, would result in any person beneficially or constructively owning shares of beneficial interest in excess or in violation of the 9.8% ownership limitations discussed above or in our being "closely held" under Section 856(h) of the Code or otherwise failing to qualify as a REIT, then that number of shares of beneficial interest the beneficial or constructive ownership of which otherwise would cause such person to violate such limitations will be automatically transferred to a trust for the exclusive benefit of one or more charitable beneficiaries, and the intended transferee will not acquire any rights in the shares. The intended transferee will not benefit economically from ownership of any shares of beneficial interest held in the trust, will have no rights to distributions and will not possess any rights to vote or other rights attributable to the shares of beneficial interest held in the trust. The trustee of the trust will have all voting rights and rights to distributions with respect to shares of beneficial interest held in the trust, which rights will be exercised for the exclusive benefit of the charitable beneficiaries of the trust. Any distribution paid prior to the discovery by us that shares of beneficial interest have been transferred to the trustee will be paid by the recipient of such distribution to the trustee upon demand, and any distribution authorized but unpaid will be paid when due to the trustee. Any distribution so paid to the trustee will be held in trust for the charitable beneficiaries of the trust.

         Within 20 days of receiving notice from us that our shares of beneficial interest of Kramont have been transferred to the trust, the trustee will sell the shares of beneficial interest held in the trust to a person, designated by the trustee, whose ownership of the shares will not violate the ownership limitations set forth in the declaration of trust. Upon such sale, the interest of the charitable beneficiaries in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the intended transferee and to the charitable beneficiaries of the trust as follows. The intended transferee will receive the lesser of (i) the price paid by the intended transferee for the shares or, if the intended transferee did not give value for the shares in connection with the event causing the shares to be held in the trust (e.g., a gift, devise or other such transaction), the market price of such shares on the day of the event causing the shares to be held in the trust and (ii) the price per share received by the trustee from the sale or other disposition of the shares held in the trust. Any net sale proceeds in excess of the amount payable to the intended transferee will be paid immediately to the charitable beneficiaries of the trust.

         All certificates evidencing our shares of beneficial interest will bear a legend referring to the restrictions described above. These ownership limitations could delay, defer or prevent a transaction or a change in control of the company that might involve a premium price for the common shares or otherwise be in the best interest of the shareholders.

Preferred Shares

         The designations, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of our preferred shares of beneficial interest in respect of which this prospectus is delivered will be described in the prospectus supplement relating to such preferred shares. The following is a summary of the terms which may be specified in the related prospectus supplement. The actual terms of any specific offering may be different. Because what follows is a summary, it does not contain all of the information that may be important to you. If you want more information, you should read our declaration of trust and bylaws, copies of which have been filed with the SEC. See "Where You Can Find More Information." The terms of our outstanding preferred shares are incorporated by reference to the description of our common shares and Series B-1 preferred shares included in our Registration Statement on Form 8-A filed with the SEC on June 1, 2000 and the description of our Series E preferred shares in our Registration Statement on Form 8-A filed with the SEC on December 29, 2003. This summary is also subject to and qualified by reference to the description of the particular terms of securities described in the applicable prospectus supplement.

General

         Our board of trustees will determine the designations, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of our authorized and unissued preferred shares. These may include:

     - the distinctive designation of each series and the number of shares that will constitute the series;

     -   the voting rights, if any, of shares of the series;

     - the distribution rate on the shares of the series, any restriction, limitation or condition upon the payment of the distribution, whether distributions will be cumulative, and the dates on which distributions are payable;

     - the prices at which, and the terms and conditions on which, the shares of the series may be redeemed, if the shares are redeemable;

     - the purchase or sinking fund provisions, if any, for the purchase or redemption of shares of the series;

     - any preferential amount payable upon shares of the series upon our liquidation or the distribution of our assets;

     - if the shares are convertible, the price or rates of conversion at which, and the terms and conditions on which, the shares of the series may be converted into other securities; and

     - whether the series can be exchanged, at our option, into debt securities, and the terms and conditions of any permitted exchange.

         The issuance of preferred shares, or the issuance of rights to purchase preferred shares, could discourage an unsolicited acquisition proposal. In addition, the rights of holders of common shares will be subject to, and may be adversely affected by, the rights of holders of any preferred shares that we may issue in the future.

         The following describes some general terms and provisions of the preferred shares to which a prospectus supplement may relate. The statements below describing the preferred shares are in all respects subject to and qualified in their entirety by reference to the applicable provisions of our declaration of trust and our bylaws.

         The prospectus supplement will describe the specific terms as to each issuance of preferred shares, including:

     -   the description of the preferred shares;

     -   the number of the preferred shares offered;

     -   the voting rights, if any, of the holders of the preferred shares;

     -   the offering price of the preferred shares;

     - the distribution rate, when distributions will be paid or the method of determining the distribution rate if it is based on a formula or not otherwise fixed;

     - the date from which distributions on the preferred shares shall accumulate;

     - the provisions for any auctioning or remarketing, if any, of the preferred shares;

     -   the provision, if any, for redemption or a sinking fund;

     -   the liquidation preference per share;

     -   any listing of the preferred shares on a securities exchange;

     - whether the preferred shares will be convertible and, if so, the security into which they are convertible and the terms and conditions of conversion, including the conversion price or the manner of determining it;

     -   a discussion of Federal income tax considerations;

     - the relative ranking and preferences of the preferred shares as to distribution and liquidation rights;

     - any limitations on issuance of any preferred shares ranking senior to or on a parity with the series of preferred shares being offered as to distribution and liquidation rights;

     - any limitations on direct or beneficial ownership and restrictions on transfer, in each case as may be appropriate to preserve our status as a real estate investment trust; and

     - any other specific preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or distributions, qualifications or terms or conditions of redemption of the preferred shares.

Rank

         Unless our board of trustees otherwise determines and we so specify in the applicable prospectus supplement, we expect that the preferred shares will, with respect to distribution rights and rights upon liquidation or dissolution, rank senior to all our common shares and have the terms described below.

Distributions

         Holders of preferred shares of each series will be entitled to receive cash and/or share distributions at the rates and on the dates shown in the applicable prospectus supplement. Even though the preferred shares may specify a fixed rate of distribution, our board must authorize and we must declare those distributions and they may be paid only out of assets legally available for payment. We will pay each distribution to holders of record as they appear on our share transfer books on the record dates fixed by our board.

         Distributions on any series of preferred shares may be cumulative or noncumulative, as provided in the applicable prospectus supplement. We refer to each particular series, for ease of reference, as the applicable series. Cumulative distributions will be cumulative from and after the date shown in the applicable prospectus supplement. If our board fails to authorize a distribution on any applicable series that is noncumulative, the holders will have no right to receive, and we will have no obligation to pay, a distribution in respect of the applicable distribution period, whether or not distributions on that series are declared payable in the future.

         If the applicable series is entitled to a cumulative distribution, we may not declare, or pay or set aside for payment, any full distributions on any other series of preferred shares ranking, as to distributions, on a parity with or junior to the applicable series, unless we declare, and either pay or set aside for payment, full cumulative distributions on the applicable series for all past distribution periods and the then current distribution period. If the applicable series does not have a cumulative distribution, we must declare, and pay or set aside for payment, full distributions for the then current distribution period only. When distributions are not paid, or set aside for payment, in full upon any applicable series and the shares of any other series ranking on a parity as to distributions with the applicable series, we must declare, and pay or set aside for payment, all distributions upon the applicable series and any other parity series proportionately, in accordance with accrued and unpaid distributions of the several series. For these purposes, accrued and unpaid distributions do not include unpaid distribution periods on noncumulative preferred shares. No interest will be payable in respect of any distribution payment that may be in arrears.

         Except as provided in the immediately preceding paragraph, unless we declare, and pay or set aside for payment, full cumulative distributions, including for the then current period, on any cumulative applicable series, we may not declare, or pay or set aside for payment, any distributions upon common shares or any other equity securities ranking junior to or on a parity with the applicable series as to distributions or upon liquidation. The foregoing restriction may not apply to distributions paid in common shares or other equity securities ranking junior to the applicable series as to distributions and upon liquidation. If the applicable series is noncumulative, we need only declare, and pay or set aside for payment, the distribution for the then current period, before declaring distributions on common shares or junior or parity securities. In addition, under the circumstances in which we could not declare a distribution, we may not be able to redeem, purchase or otherwise acquire for any consideration any common shares or other parity or junior equity securities, except upon conversion into or exchange for common shares or other junior equity securities. We may, however, make purchases and redemptions otherwise prohibited pursuant to certain redemptions or pro rata offers to purchase the outstanding shares of the applicable series and any other parity series of preferred shares.

         We may credit any distribution payment made on an applicable series first against the earliest accrued but unpaid distribution due with respect to the series.

Redemption

         We may have the right or may be required to redeem one or more series of preferred shares, as a whole or in part, in each case upon the terms, if any, and at the times and at the redemption prices shown in the applicable prospectus supplement.

         If a series of preferred shares is subject to mandatory redemption, we will specify in the applicable prospectus supplement the number of shares we are required to redeem, when those redemptions start, the redemption price and any other terms and conditions affecting the redemption. The redemption price will include all accrued and unpaid distributions, except in the case of noncumulative preferred shares. The redemption price may be payable in cash or other property, as specified in the applicable prospectus supplement. If the redemption price for preferred shares of any series is payable only from the net proceeds of our issuance of shares of beneficial interest, the applicable prospectus supplement will so specify and the terms of the preferred shares may provide that, if no shares of beneficial interest shall have been issued or to the extent the net proceeds from any issuance are insufficient to pay in full the aggregate redemption price then due, the preferred shares will automatically and mandatorily be converted into common shares of beneficial interest pursuant to conversion provisions specified in the applicable prospectus supplement.

Liquidation Preference

         The applicable prospectus supplement will show the liquidation preference of the applicable series. Upon our voluntary or involuntary liquidation, before any distribution may be made to the holders of our common shares or any other shares of beneficial interest ranking junior in the distribution of assets upon any liquidation to the applicable series, the holders of that series will be entitled to receive, out of our assets legally available for distribution to shareholders, liquidating distributions in the amount of the liquidation preference, plus an amount equal to all distributions accrued and unpaid. In the case of a noncumulative applicable series, accrued and unpaid distributions include only the then current distribution period. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of preferred shares will have no right or claim to any of our remaining assets. If liquidating distributions shall have been made in full to all holders of preferred shares, our remaining assets will be distributed among the holders of any other shares of beneficial interest ranking junior to the preferred shares upon liquidation, according to their rights and preferences and in each case according to their number of shares.

         If, upon any voluntary or involuntary liquidation, our available assets are insufficient to pay the amount of the liquidating distributions on all outstanding shares of that series and the corresponding amounts payable on all shares of beneficial interest ranking on a parity in the distribution of assets with that series, then the holders of that series and all other equally ranking shares of beneficial interest shall share ratably in the distribution in proportion to the full liquidating distributions to which they would otherwise be entitled.

Voting Rights

         Holders of the preferred shares will not have any voting rights, except as shown below or as otherwise from time to time specified in the applicable prospectus supplement.

         The applicable prospectus supplement may specify that holders of our preferred shares will be entitled to elect additional trustees to our board of trustees at our next annual meeting of shareholders and at each subsequent annual meeting if at any time distributions on the applicable series are in arrears or have been in arrears for a specified period of time. If the applicable series has a cumulative distribution, the right to elect additional trustees described in the preceding sentence may remain in effect until we declare and pay or set aside for payment all distributions accrued and unpaid on the applicable series. If the applicable series does not have a cumulative distribution, the right to elect additional trustees described above may remain in effect until we declare and pay or set aside for payment distributions accrued and unpaid on four consecutive quarterly periods on the applicable series.

Conversion Rights

         We will describe in the applicable prospectus supplement the terms and conditions, if any, upon which the holders of any applicable series of preferred shares may, or we may require them to, convert shares of such series of preferred shares into common shares or any other class or series of shares of beneficial interest. The terms will include the number of common shares or other securities into which the preferred shares are convertible, the conversion price (or the manner of determining it), the conversion period, provisions as to whether conversion will be at the option of the holders of the series or at our option, the events requiring an adjustment of the conversion price and provisions affecting conversion upon the redemption of shares of the series.

Our Exchange Rights

         We will describe in the applicable prospectus supplement the terms and conditions, if any, upon which we can require the holders of any applicable series of preferred shares to exchange such shares for debt securities. If an exchange is required, the holders of that series of preferred shares will receive debt securities with a principal amount equal to the liquidation preference of the applicable series of preferred shares.

                        DESCRIPTION OF DEPOSITARY SHARES

General

         We may issue depositary receipts for depositary shares, each of which will represent a fractional interest of a share of a particular series of preferred shares, as specified in the applicable prospectus supplement. Preferred shares of each series represented by depositary shares will be deposited under a separate deposit agreement among us, the depositary named therein and the holders from time to time of the depositary receipts. Subject to the terms of the applicable deposit agreement, each owner of a depositary receipt will be entitled, in proportion to the fractional interest of a share of a particular series of preferred shares represented by the depositary shares evidenced by such depositary receipt, to all the rights and preferences of the preferred shares represented by such depositary shares (including dividend, voting, conversion, redemption and liquidation rights).

         The depositary shares will be evidenced by depositary receipts issued pursuant to the applicable deposit agreement. Immediately following the issuance and delivery of the preferred shares by us to a preferred share depositary, we will cause such preferred share depositary to issue, on our behalf, the depositary receipts. Copies of the applicable form of deposit agreement and depositary receipt may be obtained from us upon request. The following description of the deposit agreements and the depositary receipts to be issued under the deposit agreements are summaries of certain anticipated provisions of the deposit agreements and do not purport to be complete and are subject to, and qualified in their entirety by reference to, all of the provisions of the applicable deposit agreement and related depositary receipts which will be described in the applicable prospectus supplement.

Dividends and Other Distributions

         A preferred share depositary will be required to distribute all cash dividends or other cash distributions received in respect of the applicable preferred shares to the record holders of depositary receipts evidencing the related depositary shares in proportion to the number of such depositary receipts owned by such holders, subject to certain obligations of holders to file proofs, certificates and other information and to pay certain charges and expenses to such preferred share depositary.

         In the event of a distribution other than in cash, a preferred share depositary will be required to distribute property received by it to the record holders of depositary receipts entitled thereto, subject to certain obligations of holders to file proofs, certificates and other information and to pay certain charges and expenses to such preferred share depositary, unless such preferred share depositary determines that it is not feasible to make such distribution, in which case such preferred share depositary may, with our approval, sell such property and distribute the net proceeds from such sale to such holders.

         No distribution will be made in respect of any depositary share to the extent that it represents any preferred shares that have been converted or exchanged before the record date for such distribution.

Withdrawal of Shares

         Upon surrender of the depositary receipts at the corporate trust office of the applicable preferred share depositary (unless the related depositary shares have previously been called for redemption or converted), the holders thereof will be entitled to delivery at such office, to or upon each such holder's order, of the number of whole or fractional preferred shares and any money or other property represented by the depositary shares evidenced by such depositary receipts. Holders of depositary receipts will be entitled to receive whole or fractional preferred shares on the basis of the proportion of preferred shares represented by each depositary share as specified in the applicable prospectus supplement, but holders of such preferred shares will not thereafter be entitled to receive depositary shares therefor. If the depositary receipts delivered by the holder evidence a number of depositary shares in excess of the number of depositary shares representing the number of preferred shares to be withdrawn, the applicable preferred share depositary will be required to deliver to such holder at the same time a new depositary receipt evidencing such excess number of depositary shares.

Redemption of Depositary Shares

         Whenever we redeem preferred shares held by a preferred share depositary, such preferred share depositary will be required to redeem as of the same redemption date the number of depositary shares representing the preferred shares so redeemed, provided we shall have paid in full to such preferred share depositary the redemption price of the preferred shares to be redeemed plus an amount equal to any accrued and unpaid dividends thereon to the date fixed for redemption. The redemption price per depositary share will be equal to the redemption price and any other amounts per share payable with respect to the preferred shares. If fewer than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected pro rata (as nearly as may be practicable without creating fractional depositary shares) or by any other equitable method determined by us that preserves our REIT status.

         From and after the date fixed for redemption, all dividends in respect of the preferred shares so called for redemption will cease to accrue, the depositary shares so called for redemption will no longer be deemed to be outstanding and all rights of the holders of the depositary receipts evidencing the depositary shares so called for redemption will cease, except the right to receive any moneys payable upon such redemption and any money or other property to which the holders of such depositary receipts were entitled upon such redemption upon surrender thereof to the applicable preferred share depositary.

Voting of the Preferred Shares

         Upon receipt of notice of any meeting at which the holders of the applicable preferred shares are entitled to vote, a preferred share depositary will be required to mail the information contained in such notice of meeting to the record holders of the depositary receipts evidencing the depositary shares which represent such preferred shares. Each record holder of depositary receipts evidencing depositary shares on the record date (which will be the same date as the record date for the preferred shares) will be entitled to instruct such preferred share depositary as to the exercise of the voting rights pertaining to the amount of preferred shares represented by such holder's depositary shares. Such preferred share depositary will be required to vote the amount of preferred shares represented by such depositary shares in accordance with such instructions, and we will agree to take all reasonable action which may be deemed necessary by such preferred share depositary in order to enable such preferred share depositary to do so. Such preferred share depositary will be required to abstain from voting the amount of preferred shares represented by such depositary shares to the extent it does not receive specific instructions from the holders of depositary receipts evidencing such depositary shares. A preferred share depositary will not be responsible for any failure to carry out any instruction to vote, or for the manner or effect of any such vote made, as long as any such action or non-action is in good faith and does not result from negligence or willful misconduct of such preferred share depositary.

Liquidation Preference

         In the event of the liquidation, dissolution or winding up of Kramont, whether voluntary or involuntary, the holders of each depositary receipt will be entitled to the fraction of the liquidation preference accorded each preferred share represented by the depositary share evidenced by such depositary receipt, as set forth in the applicable prospectus supplement.

Conversion of Preferred Shares

         The depositary shares, as such, will not be convertible into common shares or any other securities or property of the company. Nevertheless, if so specified in the applicable prospectus supplement relating to an offering of depositary shares, the depositary receipts may be surrendered by holders thereof to the applicable preferred share depositary with written instructions to such preferred share depositary to instruct us to cause conversion of the preferred shares represented by the depositary shares evidenced by such depositary receipts into whole common shares, other preferred shares or other securities in accordance with the provisions of such preferred shares, and we will agree that upon receipt of such instructions and any amounts payable in respect thereof, we will cause the conversion thereof utilizing the same procedures as those provided for delivery of preferred shares to effect such conversion. If the depositary shares evidenced by a depositary receipt are to be converted in part only, a new depositary receipt or receipts will be issued for any depositary shares not to be converted. No fractional common shares will be issued upon conversion, and if such conversion will result in a fractional share being issued, an amount will be paid in cash by us equal to the value of the fractional interest based upon the closing price of our common shares on the last business day prior to the conversion.

Amendment and Termination of a Deposit Agreement

         Any form of depositary receipt evidencing depositary shares which will represent preferred shares and any provision of a deposit agreement will be permitted at any time to be amended by agreement between us and the applicable preferred share depositary. However, any amendment that materially and adversely alters the rights of the holders of depositary receipts or that would be materially and adversely inconsistent with the rights granted to the holders of the related preferred shares will not be effective unless such amendment has been approved by the existing holders of at least two-thirds of the applicable depositary shares evidenced by the applicable depositary receipts then outstanding. No amendment shall impair the right, subject to certain anticipated exceptions in the deposit agreements, of any holders of depositary receipts to surrender any depositary receipt with instructions to deliver to the holder the related preferred shares and all money and other property, if any, represented thereby, except in order to comply with law. Every holder of an outstanding depositary receipt at the time any such amendment becomes effective shall be deemed, by continuing to hold such depositary receipt, to consent and agree to such amendment and to be bound by the applicable deposit agreement as amended thereby.

         If specified in the applicable deposit agreement accompanying a supplemental prospectus, a deposit agreement will be permitted to be terminated by us upon not less than 30 days' prior written notice to the applicable preferred share depositary if (i) such termination is necessary to preserve our status as a REIT or (ii) a majority of each series of preferred shares affected by such termination consents to such termination, whereupon such preferred share depositary will be required to deliver or make available to each holder of depositary receipts, upon surrender of the depositary receipts held by such holder, such number of whole or fractional preferred shares as are represented by the depositary shares evidenced by such depositary receipts together with any other property held by such preferred share depositary with respect to such depositary receipts. In addition, a deposit agreement will automatically terminate if (i) all outstanding depositary shares governed by it shall have been redeemed, (ii) there shall have been a final distribution in respect of the related preferred shares in connection with any liquidation, dissolution or winding up of the company and such distribution shall have been distributed to the holders of depositary receipts evidencing the depositary shares representing such preferred shares or (iii) each of the related preferred shares shall have been converted into our shares not so represented by depositary shares.

Charges of the Preferred Share Depositary

         We will pay all transfer and other taxes and governmental charges arising solely from the existence of the deposit agreement under which the depositary shares are issued. In addition, we will pay the fees and expenses of the preferred share depositary in connection with the performance of its duties under the deposit agreement. However, holders of depositary receipts will pay the fees and expenses of the preferred share depositary for any duties requested by such holders to be performed which are outside of those expressly provided for in the applicable deposit agreement.

Resignation and Removal of Depositary

         The preferred share depositary will be permitted to resign at any time by delivering to us notice of its election to do so, and we will be permitted at any time to remove the preferred share depositary. Any such resignation or removal will take effect upon the appointment of a successor preferred share depositary. A successor preferred share depositary will be required to be appointed within 60 days after delivery of the notice of resignation or removal and will be required to be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

Miscellaneous

         The preferred share depositary will be required to forward to holders of depositary receipts any reports and communications from us which are received by such preferred share depositary with respect to the related preferred shares.

         Neither the preferred share depositary nor we will be liable if it is prevented from or delayed in, by law or any circumstances beyond its control, performing its obligations under a deposit agreement. Our obligations and the obligations of the preferred share depositary under a deposit agreement will be limited to performing their duties under the agreement in good faith and without negligence (in the case of any action or inaction in the voting of preferred shares represented by the applicable depositary shares), gross negligence or willful misconduct, and neither we nor the preferred share depositary will be obligated to prosecute or defend any legal proceeding in respect of any depositary receipts, depositary shares or preferred shares represented thereby unless satisfactory indemnity is furnished. We and the preferred share depositary will be permitted to rely on written advice of counsel or accountants, or information provided by persons presenting preferred shares for deposit, holders of depositary receipts or other persons believed in good faith to be competent to give such information, and on documents believed in good faith to be genuine and signed by a proper party.

         In the event the preferred share depositary shall receive conflicting claims, requests or instructions from any holders of depositary receipts, on the one hand, and us on the other hand, such preferred share depositary shall be entitled to act on such claims, requests or instructions received from us.

                         DESCRIPTION OF DEBT SECURITIES

         The following is a summary of the general terms of the debt securities covered by this prospectus. We will file a prospectus supplement that may contain additional or different terms when we issue debt securities under one or more senior or subordinated indentures. The terms presented here, together with the terms in a related prospectus supplement, which could be different from the terms described below, will be a description of the material terms of the debt securities. You should also read the applicable indenture. We have filed forms of indentures with the SEC as exhibits to the registration statement of which this prospectus is a part. The actual indenture applicable to any particular debt securities may be different, and will be filed with the SEC as an exhibit before the debt securities are sold. All capitalized terms have the meanings specified in the indentures. The indentures are substantially identical except for the subordination provisions described below under "Subordinated Debt Securities." The terms and provisions of the debt securities below will most likely be modified by the documents that set forth the specific terms of the debt securities issued.

         We may issue, from time to time, debt securities, in one or more series, that will consist of either our senior or subordinated debt. The debt securities we offer will be issued under an indenture or indentures between us and a trustee. Debt securities, whether senior or subordinated, may be issued as convertible debt securities or exchangeable debt securities.

General

         Debt securities may be issued in separate series. We may specify a maximum aggregate principal amount for the debt securities of any series.

         We are not limited as to the amount of debt securities we may issue under the indentures. The prospectus supplement will set forth:

     -   whether the debt securities will be senior or subordinated,

     -   the offering price,

     -   the title,

     -   any limit on the aggregate principal amount,

     - the person who shall be entitled to receive interest, if other than the record holder on the record date,

     -   the date the principal will be payable,

     - the interest rate, if any, the date interest will accrue, the interest payment dates and the regular record dates,

     -   the place where payments may be made,

     -   any mandatory or optional redemption provisions,

     - any obligation to redeem or purchase the debt securities pursuant to a sinking fund,

     - if applicable, the method for determining how the principal, premium, if any, or interest will be calculated by reference to an index or formula,

     - conversion or exchange provisions, if any, including conversion or exchange prices or rates and adjustments thereto,

     - if other than U.S. currency, the currency or currency units in which principal, premium, if any, or interest will be payable and whether we or the holder may elect payment to be made in a different currency,

     - the portion of the principal amount that will be payable upon acceleration of stated maturity, if other than the entire principal amount,

     - if the principal amount payable at stated maturity will not be determinable as of any date prior to stated maturity, the amount which will be deemed to be the principal amount,

     - any defeasance provisions if different from those described below under "Satisfaction and Discharge; Defeasance,"

     -   any conversion or exchange provisions,

     - whether the debt securities will be issuable in the form of a global security,

     - any subordination provisions, if different than those described below under "Subordinated Debt Securities,"

     - any deletions of, or changes or additions to, the events of default or covenants, and

     -   any other specific terms of such debt securities.

         Unless otherwise specified in a prospectus supplement:

     -   the debt securities will be registered debt securities, and

     - registered debt securities denominated in U.S. dollars will be issued in denominations of $1,000 or an integral multiple of $1,000.

         Debt securities may be sold at a substantial discount below their stated principal amount, bearing no interest or interest at a rate which at the time of issuance is below market rates.

Exchange and Transfer

         Debt securities may be transferred or exchanged at the office of the security registrar or at the office of any transfer agent designated by us.

         We will not impose a service charge for any transfer or exchange, but we may require holders to pay any tax or other governmental charges associated with any transfer or exchange.

         In the event of any potential redemption of debt securities of any series, we will not be required to:

     - issue, register the transfer of, or exchange, any debt security of that series during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption and ending at the close of business on the day of the mailing, or

     - register the transfer of or exchange any debt security of that series selected for redemption, in whole or in part, except the unredeemed portion being redeemed in part.

         We may initially appoint the trustee as the security registrar. Any transfer agent, in addition to the security registrar, initially designated by us will be named in a prospectus supplement. We may designate additional transfer agents or change transfer agents or change the office of the transfer agent. However, we will be required to maintain a transfer agent in each place of payment for the debt securities of each series.

Global Securities

         The debt securities of any series may be represented, in whole or in part, by one or more global securities. Each global security will:

     - be registered in the name of a depositary that we will identify in a prospectus supplement,

     -   be deposited with the depositary or nominee or custodian, and

     -   bear any required legends.

         No global security may be exchanged in whole or in part for debt securities registered in the name of any person other than the depositary or any nominee unless:

     - the depositary has notified us that it is unwilling or unable to continue as depositary or has ceased to be qualified to act as depositary,

     -   an event of default is continuing, or

     -   any other circumstances described in a prospectus supplement.

         As long as the depositary, or its nominee, is the registered owner of a global security, the depositary or nominee will be considered the sole owner and holder of the debt securities represented by the global security for all purposes under the indenture. Except in the above limited circumstances, owners of beneficial interests in a global security:

     - will not be entitled to have the debt securities registered in their names,

     - will not be entitled to physical delivery of certificated debt securities, and

     - will not be considered to be holders of those debt securities under the indentures.

         Payments on a global security will be made to the depositary or its nominee as the holder of the global security. Some jurisdictions have laws that require that certain purchasers of securities take physical delivery of such securities in definitive form. These laws may impair the ability to transfer beneficial interests in a global security.

         Institutions that have accounts with the depositary or its nominee are referred to as "participants." Ownership of beneficial interests in a global security will be limited to participants and to persons that may hold beneficial interests through participants. The depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of debt securities represented by the global security to the accounts of its participants.

         Ownership of beneficial interests in a global security will be shown on and effected through records maintained by the depositary, with respect to participants' interests, or any participant, with respect to interests of persons held by participants on their behalf.

         Payments, transfers and exchanges relating to beneficial interests in a global security will be subject to policies and procedures of the depositary.

         The depositary policies and procedures may change from time to time. Neither we nor the trustee will have any responsibility or liability for the depositary's or any participant's records with respect to beneficial interests in a global security.

Payment and Paying Agents

         The provisions of this paragraph will apply to the debt securities unless otherwise indicated in a prospectus supplement. Payment of interest on a debt security on any interest payment date will be made to the person in whose name the debt security is registered at the close of business on the regular record date. Payment on debt securities of a particular series will be payable at the office of a paying agent or paying agents designated by us. However, at our option, we may pay interest by mailing a check to the record holder. The corporate trust office will be designated as our sole paying agent.

         We may also name any other paying agents in a prospectus supplement. We may designate additional paying agents, change paying agents or change the office of any paying agent. However, we will be required to maintain a paying agent in each place of payment for the debt securities of a particular series.

         All moneys paid by us to a paying agent for payment on any debt security which remain unclaimed at the end of two years after such payment was due will be repaid to us. Thereafter, the holder may look only to us for such payment.

Consolidation, Merger and Sale of Assets

         Unless otherwise indicated in a prospectus supplement, the provisions applicable to debt securities we issue will provide that we may not consolidate with or merge into any other person, in a transaction in which we are not the surviving corporation, or convey, transfer or lease our properties and assets substantially as an entirety to any person, unless:

     - the successor, if any, is a U.S. corporation, limited liability company, partnership, trust or other entity,

     - the successor assumes our obligations on the debt securities and under the indenture,

     - immediately after giving effect to the transaction, no default or event of default shall have occurred and be continuing, and

     -   certain other conditions are met.

Events of Default

         Unless we otherwise indicate in a prospectus supplement, the indenture will define an event of default with respect to any series of debt securities as one or more of the following events:

(1) failure to pay principal of or any premium on any debt security of that series when due,

(2) failure to pay any interest on any debt security of that series for 30 days when due,

(3)      failure to deposit any sinking fund payment when due,

(4) failure to perform any other covenant in the indenture continued for 60 days after being given the notice required in the indenture,

(5)      our bankruptcy, insolvency or reorganization, and

(6)      any other event of default specified in a prospectus supplement.

         An event of default of one series of debt securities is not necessarily an event of default for any other series of debt securities. If an event of default, other than an event of default described in clause (5) above, shall occur and be continuing, either the trustee or the holders of at least 25% in aggregate principal amount of the outstanding securities of that series may declare the principal amount of the debt securities of that series to be due and payable immediately.

         If an event of default described in clause (5) above shall occur, the principal amount of all the debt securities of that series will automatically become immediately due and payable. Any payment by us on any subordinated debt securities following any such acceleration will be subject to the subordination provisions described below under "Subordinated Debt Securities."

         After acceleration the holders of a majority in aggregate principal amount of the outstanding securities of that series may, under certain circumstances, rescind and annul such acceleration if all events of default, other than the non-payment of accelerated principal, or other specified amount, have been cured or waived.

         Other than the duty to act with the required care during an event of default, the trustee will not be obligated to exercise any of its rights or powers at the request of the holders unless the holders shall have offered to the trustee reasonable indemnity. Generally, the holders of a majority in aggregate principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee.

         A holder will not have any right to institute any proceeding under the indentures, for the appointment of a receiver or a trustee or for any other remedy under the indentures, unless:

(1) the holder has previously given to the trustee written notice of a continuing event of default with respect to the debt securities of that series,

(2) the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series have made a written request and have offered reasonable indemnity to the trustee to institute the proceeding, and

(3) the trustee has failed to institute the proceeding and has not received direction inconsistent with the original request from the holders of a majority in aggregate principal amount of the outstanding debt securities of that series within 60 days after the original request.

         Holders may, however, sue to enforce the payment of principal, premium or interest on any debt security on or after the due date or to enforce the right, if any, to convert any debt security without following the procedures listed in (1) through (3) above.

         We will furnish the trustee an annual statement by our officers as to whether or not we are in default in the performance of the indenture and, if so, specifying all known defaults.

Modification and Waiver

         We and the trustee may make modifications and amendments to the indentures with the consent of the holders of a majority in aggregate principal amount of the outstanding securities of each series affected by the modification or amendment.

         However, neither we nor the trustee may make any modification or amendment without the consent of the holder of each outstanding security of that series affected by the modification or amendment if such modification or amendment would:

     -   change the stated maturity of any debt security,

     - reduce the principal, premium, if any, or interest on any debt security,

     - reduce the principal of an original issue discount security or any other debt security payable on acceleration of maturity,

     -   reduce the rate of interest on any debt security,

     -   change the currency in which any debt security is payable,

     - impair the right to enforce any payment after the stated maturity or redemption date,

     - waive any default or event of default in payment of the principal of, premium or interest on any debt security,

     - waive a redemption payment or modify any of the redemption provisions of any debt security,

     -   adversely affect the right to convert any debt security, or

     - change the provisions in the indenture that relate to modifying or amending the indenture.

Satisfaction and Discharge; Defeasance

         We may be discharged from our obligations on the debt securities of any series that have matured or will mature or be redeemed within one year if we deposit with the trustee enough cash to pay all the principal, interest and any premium due to the stated maturity date or redemption date of the debt securities.

         Each indenture contains a provision that permits us to elect:

     - to be discharged from all of our obligations, subject to limited exceptions, with respect to any series of debt securities then outstanding, and/or

     - to be released from our obligations under the following covenants and from the consequences of an event of default resulting from a breach of these covenants:

         (1) the subordination provisions under the subordinated indenture, and

         (2) covenants as to payment of taxes and maintenance of corporate existence.

         To make either of the above elections, we must deposit in trust with the trustee enough money to pay in full the principal, interest and premium on the debt securities. This deposit may be made in cash and/or U.S. government obligations. As a condition to either of the above elections, we must deliver to the trustee an opinion of counsel that the holders of the debt securities will not recognize income, gain or loss for Federal income tax purposes as a result of the action.

         If any of the above events occurs, the holders of the debt securities of the series will not be entitled to the benefits of the indenture, except for the rights of holders to receive payments on debt securities or the registration of transfer and exchange of debt securities and replacement of lost, stolen or mutilated debt securities.

Notices

         Notices to holders will be given by mail to the addresses of the holders in the security register.

Governing Law

         The indentures and the debt securities will be governed by, and construed under, the law of the State of Maryland unless an indenture executed as required by the Trust Indenture Act of 1939 and filed by us with a prospectus supplement specifies another state's law.

Regarding the Trustee

         The indenture limits the right of the trustee, should it become a creditor of ours, to obtain payment of claims or secure its claims.

         The trustee is permitted to engage in certain other transactions. However, if the trustee acquires any conflicting interest, and there is a default under the debt securities of any series for which it is trustee, the trustee must eliminate the conflict or resign.

Subordinated Debt Securities

         Payment on the subordinated debt securities will, to the extent provided in the indenture, be subordinated in right of payment to the prior payment in full of all our senior indebtedness.

         Upon any distribution of our assets upon any dissolution, winding up, liquidation or reorganization, the payment of the principal of and interest on the subordinated debt securities will be subordinated in right of payment to the prior payment in full in cash or other payment satisfactory to the holders of senior indebtedness of all senior indebtedness obligations. In the event of any acceleration of the subordinated debt securities because of an event of default, the holders of any senior indebtedness would be entitled to payment in full in cash or other payment satisfactory to such holders of all senior indebtedness obligations before the holders of the subordinated debt securities are entitled to receive any payment or distribution. The indenture requires us or the trustee to promptly notify holders of designated senior indebtedness if payment of the subordinated debt securities is accelerated because of an event of default.

         We may not make any payment on the subordinated debt securities, including upon redemption at the option of the holder of any subordinated debt securities or at our option, if:

     - a default in the payment of the principal, premium, if any, interest, rent or other obligations in respect of designated senior indebtedness occurs and is continuing beyond any applicable period of grace (called a "payment default"), or

     - a default other than a payment default on any designated senior indebtedness occurs and is continuing that permits holders of designated senior indebtedness to accelerate its maturity, and the trustee receives a notice of such default (called a "payment blockage notice") from us or any other person permitted to give such notice under the indenture (called a "non-payment default").

         We may resume payments and distributions on the subordinated debt securities:

     - in the case of a payment default, upon the date on which such default is cured or waived or ceases to exist, and

     - in the case of a non-payment default, the earlier of the date on which such nonpayment default is cured or waived or ceases to exist and 179 days after the date on which the payment blockage notice is received by the trustee, if the maturity of the designated senior indebtedness has not been accelerated.

         No new period of payment blockage may be commenced pursuant to a payment blockage notice unless 365 days have elapsed since the initial effectiveness of the immediately prior payment blockage notice and all scheduled payments of principal, premium and interest, including any liquidated damages, on the debt securities that have come due have been paid in full in cash. No non-payment default that existed or was continuing on the date of delivery of any payment blockage notice shall be the basis for any later payment blockage notice unless the non-payment default is based upon facts or events arising after the date of delivery of such payment blockage notice.

         If the trustee or any holder of the notes receives any payment or distribution of our assets in contravention of the subordination provisions on the subordinated debt securities before all senior indebtedness is paid in full in cash, property or securities, including by way of set-off, or other payment satisfactory to holders of senior indebtedness, then such payment or distribution will be held in trust for the benefit of holders of senior indebtedness or their representatives to the extent necessary to make payment in full in cash or payment satisfactory to the holders of senior indebtedness of all unpaid senior indebtedness.

         In the event of our bankruptcy, dissolution or reorganization, holders of senior indebtedness may receive more, ratably, and holders of the subordinated debt securities may receive less, ratably, than our other creditors (including our trade creditors). This subordination will not prevent the occurrence of any event of default under the indenture.

         We are not prohibited from incurring debt, including senior indebtedness, under the indenture. We may from time to time incur additional debt, including senior indebtedness.

         We are obligated to pay reasonable compensation to the trustee and to indemnify the trustee against certain losses, liabilities or expenses incurred by the trustee in connection with its duties relating to the subordinated debt securities. The trustee's claims for these payments will generally be senior to those of noteholders in respect of all funds collected or held by the trustee.

Conversion or Exchange Rights

         Debt securities may be convertible into or exchangeable for our common shares. The terms and conditions of conversion or exchange will be stated in the applicable prospectus supplement. The terms will include, among others, the following:

     -   the conversion or exchange price,

     -   the conversion or exchange period,

     - provisions regarding the convertibility or exchangeability of the debt securities, including who may convert or exchange,

     -   events requiring adjustment to the conversion or exchange price,

     - provisions affecting conversion or exchange in the event of our redemption of the debt securities, and

     -   any anti-dilution provisions, if applicable.

No Individual Liability of Shareholders, Officers or Trustees

         The indentures provide that none of our past, present or future shareholders, officers or trustees, or shareholders, officers or trustees of any successor entity, in their capacity as such shall have any individual liability for any of our obligations, covenants or agreements under the debt securities or the applicable indenture.

                             DESCRIPTION OF WARRANTS

         We may issue, together with any other securities being offered or separately, warrants entitling the holder to purchase from or sell to us, or to receive from us the cash value of the right to purchase or sell, common shares or preferred shares. We and a warrant agent will enter into a warrant agreement pursuant to which the warrants will be issued. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants. We will file a copy of the form of warrants and the warrant agreement with the SEC at or before the time of the offering of the applicable series of warrants.

         The following is a summary of the material terms of our warrants and the warrant agreement. The actual warrants issued and related warrant agreement may have different terms. Because the following is a summary, it does not contain all of the information that may be important to you. If you want more information, you should read the forms of the warrants and the warrant agreement which we will file as exhibits to the registration statement of which this prospectus is part at or before the time of the offering of the applicable series of warrants. This summary is also subject to and qualified by reference to the descriptions of the particular terms of the securities described in the applicable prospectus supplement.

         In the case of each series of warrants, the applicable prospectus supplement will describe the terms of the warrants being offered thereby. These include the following, if applicable:

     -   the offering price;

     -   the number of warrants offered;

     -   the securities underlying the warrants;

     - the exercise price, the procedures for exercise of the warrants and the circumstances, if any, that will cause the warrants to be automatically exercised;

     -   the date on which the warrants will expire;

     -   Federal income tax consequences;

     -   the rights, if any, we have to redeem the warrants;

     -   the name of the warrant agent;

     -   any restrictions on ownership and transferability; and

     -   the other terms of the warrants.

         Warrants may be exercised at the appropriate office of the warrant agent or any other office indicated in the applicable prospectus supplement. Before the exercise of warrants, holders will not have any of the rights of holders of the securities purchasable upon exercise and will not be entitled to payments made to holders of those securities.

         The warrant agreements may be amended or supplemented without the consent of the holders of the warrants to which the amendment or supplement applies to effect changes that are not inconsistent with the provisions of the warrants and that do not adversely affect the interests of the holders of the warrants. However, any amendment that materially and adversely alters the rights of the holders of warrants will not be effective unless the holders of at least a majority of the applicable warrants then outstanding approve the amendment. Every holder of an outstanding warrant at the time any amendment becomes effective, by continuing to hold the warrant, will be bound by the applicable warrant agreement as amended thereby. The prospectus supplement applicable to a particular series of warrants may provide that certain provisions of the warrants, including the securities for which they may be exercisable, the exercise price, and the expiration date may not be altered without the consent of the holder of each warrant.

                        FEDERAL INCOME TAX CONSIDERATIONS

         The following is a general summary of material Federal income tax considerations applicable to us and our common shareholders and our election to be taxed as a REIT. It is not tax advice. The summary is not intended to represent a detailed description of the Federal income tax consequences applicable to a particular shareholder or security holder in view of any person's particular circumstances nor is it intended to represent a detailed description of the Federal income tax consequences applicable to shareholders or security holders subject to special treatment under the Federal income tax laws, like insurance companies, tax-exempt organizations, financial institutions and securities broker-dealers.

         The following discussion relating to an investment in our common shares was based on consultations with Roberts & Holland LLP, our special counsel. In the opinion of Roberts & Holland LLP, the following discussion, to the extent it constitutes matters of law or legal conclusions (assuming the facts, representations and assumptions upon which the discussion is based are accurate), accurately represents the material U.S. Federal income tax considerations relevant to purchasers of our common shares. Roberts & Holland LLP has not rendered any opinion about the Federal income tax considerations resulting from issuances by us of any securities other than our common shares or any effect of such issuances on holders of common shares. The supplemental prospectus under which any such securities are issued will include any such additional tax considerations. The sections of the Code relating to the qualification and operation as a REIT are highly technical and complex. The following discussion sets forth the material aspects of the Code sections that govern the Federal income tax treatment of a REIT and its security holders. The information in this section is based on the Code; current, temporary and proposed Treasury regulations promulgated under the Code; the legislative history of the Code; current administrative interpretations and practices of the Internal Revenue Service, or IRS; and court decisions, in each case, as of the date of this prospectus. In addition, the administrative interpretations and practices of the IRS include its practices and policies as expressed in private letter rulings which are not binding on the IRS, except with respect to the particular taxpayers who requested and received these rulings.

General

         We elected to be taxed as a REIT commencing with our taxable year ending December 31, 2000. Kramont was organized to enable it to be in conformity with the Code requirements for qualification and taxation as a REIT.

         Provided that Kramont qualifies for taxation as a REIT, it generally will not be subject to Federal income tax on that portion of its net income which is distributed currently to its shareholders. This treatment substantially eliminates the "double taxation" at the corporate and shareholder levels which generally results from the use of corporate investment vehicles. Kramont may, however, be subject to tax at normal corporate rates upon any taxable income or capital gain not distributed.

         If Kramont failed to satisfy either the 75% or the 95% gross income test, each described below, but nonetheless continued to maintain its qualification as a REIT because certain other requirements were met, it would be subject to a 100% tax on the greater of the amounts, if any, by which it failed the 75% or the 95% test, respectively, multiplied by a fraction intended to reflect Kramont's profitability. In addition, if Kramont failed to distribute during each calendar year at least the sum of (A) 85% of its REIT ordinary income for such year, (B) 95% of its REIT capital gain net income for such year, and (C) any undistributed taxable income from prior years, it would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. Notwithstanding the foregoing, a REIT may elect to retain, rather than distribute, all or a portion of its net long term capital gains and pay the tax on the gains at normal corporate capital gains tax rates. In such a case, a REIT may elect to have its shareholders include their proportionate share of the undistributed long term capital gains in income and receive a credit for their share of the tax paid by the REIT. For purposes of the 4% excise tax described above, any retained amounts would be treated as having been distributed.

         Kramont may also be subject to the corporate "alternative minimum tax." Additionally, Kramont could be subject to tax on the disposition of certain assets acquired from a C corporation in a non-taxable exchange during a 10-year period following their acquisition.

         Finally, Kramont will be subject to a 100% tax on net income derived from any "prohibited transaction." "Prohibited transactions" generally are sales or other dispositions of property held as inventory or primarily for sale to customers in the ordinary course of business. Such prohibited transactions, however, would exclude sales of certain dealer property held by Kramont for at least four years, as well as foreclosure property.

         Kramont uses the calendar year both for Federal income tax purposes and for financial reporting purposes.

         In order to qualify as a REIT, Kramont must meet, among others, the following requirements:

Share Ownership Test

         Shares of beneficial interest of Kramont must be held by a minimum of 100 persons for at least 335 days of a taxable year that is 12 months, or during a proportionate part of a taxable year which lasts less than 12 months. In addition, no more than 50% in value of the shares of beneficial interest of Kramont may be owned, directly or indirectly by applying certain constructive ownership rules, by five or fewer individuals (and certain tax exempt organizations considered to be individuals) during the last half of each taxable year. Kramont believes it satisfies both of these tests. In order to help comply with the second of these tests, and prevent greater concentration of share ownership, Kramont has placed certain restrictions on the transfer of Kramont preferred and common shares.

         To monitor their compliance with the share ownership requirements, REITs are required to maintain records regarding the actual ownership of their shares. To do so, REITs must demand written statements each year from specified record holders of their shares in which the record holders are to disclose the beneficial owners of the shares, which are the persons required to include in gross income the REIT dividends. A list of those persons failing or refusing to comply with this demand is required to be maintained by the REIT. Kramont has complied with these requirements and expects to continue to comply with them in the future.

Asset Tests

         At the close of each quarter of its taxable year, Kramont must satisfy tests relating to the nature of its assets. First, at least 75% of the value of Kramont's total assets must be represented by any combination of interests in real property, interests in mortgages on real property, shares in other REITs, cash, cash items, stock or debt instruments held not more than one year purchased with the proceeds of a stock offering or long-term debt offering (lasting at least five years) and certain government securities. Second, although the remaining 25% of Kramont's assets may be invested without regard to the restrictions in the preceding sentence, the following rules will apply to the investment of those remaining assets: (1) not more than 20% of the value of Kramont's total assets may be represented by securities of one or more "taxable REIT subsidiaries" (i.e., a corporation in which Kramont owns stock, as to which Kramont and the corporation have elected for the corporation to be treated as a taxable REIT subsidiary and which meets certain other requirements under the
Code); (2) not more than 5% of the value of Kramont's total assets may be represented by securities of any one issuer (other than securities of a qualified REIT subsidiary or a taxable REIT subsidiary and securities described in the preceding sentence); (3) Kramont may not hold securities possessing more than 10% of the total combined voting power of the outstanding securities of any one issuer (other than securities of a qualified REIT subsidiary or a taxable REIT subsidiary and securities described in the preceding sentence); and (4) Kramont may not hold securities having a value of more than 10% of the total value of the outstanding securities of any one issuer (other than securities of a qualified REIT subsidiary or a taxable REIT subsidiary, securities described in the preceding sentence, and certain "straight debt" that meets a safe harbor test set out in the Code). Qualified REIT subsidiaries (i.e., corporations other than taxable REIT subsidiaries 100% of the stock of which is owned by one REIT) are not treated as entities separate from their parent REIT for Federal tax purposes. Instead, all assets, liabilities and items of income, deduction and credit of each qualified REIT subsidiary will be treated as the assets, liabilities and items of Kramont. It is not anticipated, however, that Kramont will own any qualified REIT subsidiaries that have material assets or liabilities.

         By virtue of its partnership interest in Kramont Operating Partnership, L.P., Kramont will be deemed to own its pro rata share of the assets of Kramont Operating Partnership, L.P. and of any other partnership, including Montgomery CV Realty L.P., in which Kramont Operating Partnership, L.P. is directly or indirectly a partner.

Gross Income Tests

         There are two separate percentage tests relating to the sources of Kramont's gross income which must be satisfied for each taxable year. For the purposes of these tests, where Kramont invests in a partnership, it will be treated as receiving its share of the income and loss of the partnership. Additionally, the gross income of the partnership will retain the same character in the hands of Kramont as it has in the hands of the partnership.

         1. The 75% Test. At least 75% of Kramont's gross income for each taxable year must be "qualifying income." Qualifying income generally includes
(a) rents from real property (except as modified below); (b) interest on obligations collateralized by mortgages on, or on interests in, real property;
(c) gains from the sale or other disposition of interests in real property and real estate mortgages, other than gain from property held primarily for sale to customers in the ordinary course of Kramont's trade or business ("dealer property"); (d) distributions on shares in other REITs, as well as gain from the sale of such shares; (e) abatements and refunds of real property taxes; (f) income from the operation, and gain from the sale, of property acquired at or in lieu of a foreclosure of a mortgage collateralized by such property ("foreclosure property"); (g) commitment fees received for agreeing to make loans collateralized by mortgages on real property or to purchase or lease real property; and (h) certain qualified temporary investment income attributable to the investment of new capital received by Kramont in exchange for its shares (including the securities offered pursuant to this prospectus) or in a public offering of debt obligations having a term of at least five years, during the one-year period following the receipt of such new capital.

         Rents received by a REIT will qualify as "rents from real property" in satisfying the gross income requirements for either the 75% test described above or the 95% test described below, only if the following conditions are met. First, in order to qualify as rents from real property, the rents received may not be based in whole or in part on the income or profits of any person. The rents may, however, qualify if they are based on a fixed percentage or percentages of receipts or sales. Second, rents received from a tenant of which Kramont owns at least 10%, either directly or constructively, will not qualify as rents from real property. Third, if more than 15% of rent in connection with a lease of real property is attributable to personal property, the amounts attributable to the lease of personal property do not qualify as rents from real property. Fourth, for rents received to qualify as rents from real property, Kramont generally must not operate or manage the property or furnish or render services to tenants, other than through an "independent contractor" (as defined in Section 856 of the Code) from whom Kramont derives no revenue (and who, in certain circumstances, must bear the cost for such services and receive and retain an adequate separate charge therefor) or a taxable REIT subsidiary. The "independent contractor" requirements, however, do not apply to the extent the services provided by Kramont are "usually or customarily rendered" in connection with the rental of space for occupancy only and are not otherwise considered "rendered to the occupant." In addition, Kramont (or its affiliate) may provide non-customary services to tenants of its properties without disqualifying all of the rent from the property if the amount received for the services does not exceed 1% of the total gross income from the property. For purposes of this test, the amount received from any non-customary services is deemed to be at least 150% of the direct cost of providing the services.

         2. The 95% Test. At least 95% of Kramont's gross income for the taxable year must be derived either from the qualifying income described above, or from dividends, interest or gains from the sale or disposition of stock or other securities that are not dealer property. Income which qualifies for the 95% test but not for the 75% test includes dividends, interest on any obligations not collateralized by an interest in real property and any payments made on Kramont's behalf by a financial institution pursuant to a rate protection agreement. Finally, income derived from "prohibited transactions," described above does not qualify for either the 75% test or the 95% test.

         Income derived from Kramont's investment in its properties through Kramont Operating Partnership, L.P., will qualify in major part under both the 75% and 95% gross income tests. Furthermore, Kramont's share of gains on sales of the properties owned, directly or indirectly, by Kramont Operating Partnership, L.P. or of Kramont's interest in Kramont Operating Partnership, L.P. will generally qualify under both the 75% and 95% gross income tests. Kramont believes that the income on its other investments will not cause Kramont to fail the 75% or 95% gross income test for any year.

         Even if Kramont fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, it may still qualify as a REIT for such year if it is entitled to relief under the following conditions. Relief generally will be available if: (a) Kramont's failure to comply was due to reasonable cause and not due to willful neglect; (b) Kramont reports the nature and amount of each item of its income included in the tests on a schedule attached to its tax return; and (c) any incorrect information on this schedule is due to reasonable cause and is not due to fraud with intent to evade tax. Even if these relief provisions apply, however, Kramont will still be subject to a 100% tax based upon the greater of the amounts, if any, by which it fails either the 75% or the 95% gross income test, respectively, multiplied by a fraction intended to reflect Kramont's profitability for that year, less certain adjustments.

Annual Distribution Requirements

         In order to qualify as a REIT, Kramont is required to make distributions of dividends (other than capital gain dividends) to its shareholders each year in an amount at least equal to (A) the sum of (1) 90% of Kramont's REIT taxable income (computed without regard to the dividends paid deduction and Kramont's net capital gain) and (2) 90% of the net income (after tax), if any, from foreclosure property, minus (B) the sum of certain items of non-cash income. Such distributions generally must be paid in the taxable year to which they relate. However, Kramont may make the distributions in the following taxable year if it declares the dividends before it timely files its tax return for the prior year, and pays the dividends before the first regular dividend payment after the declaration is made. To the extent that Kramont does not distribute all of its net capital gain or distributes at least 90%, but less than 100%, of its REIT taxable income as adjusted, it will be subject to tax on the undistributed amount at regular capital gains or ordinary corporate tax rates, as the case may be.

         Kramont intends to make timely distributions sufficient to satisfy the annual distribution requirements. In this regard, the partnership agreement of Kramont Operating Partnership, L.P. authorizes Kramont, as general partner, to take such steps as may be necessary to cause Kramont Operating Partnership, L.P. to distribute to its partners an amount sufficient to permit Kramont to meet these distribution requirements. It is possible that Kramont may not have sufficient cash or other liquid assets to meet the 90% dividend requirement, due either to the payment of principal on debt or to timing differences between the actual receipt of income and actual payment of expenses on the one hand, and the inclusion of such income and deduction of such expenses in computing Kramont's REIT taxable income on the other hand. To avoid any problem with the 90% distribution requirement, Kramont must monitor the relationship between its REIT taxable income and cash flow and, if necessary, must borrow funds (or cause Kramont Operating Partnership, L.P. or other affiliates to borrow funds) in order to satisfy the distribution requirement.

Failure to Qualify

         If Kramont failed to qualify for taxation as a REIT in any taxable year and the relief provisions did not apply, Kramont would be subject to tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. Distributions to shareholders in any year in which Kramont failed to qualify would not be required and, if made, would not be deductible by Kramont. In such event, to the extent of current and accumulated earnings and profits, all distributions to shareholders would be taxable as ordinary income. In addition, corporate distributees could be eligible for the dividends received deduction. Finally, unless Kramont were entitled to relief under specific statutory provisions, Kramont would be ineligible for qualification as a REIT for the four taxable years following the year during which qualification was lost.

Tax Aspects of Kramont's Investment in Partnerships

         Kramont holds direct interests in Kramont Operating Partnership, L.P. Kramont Operating Partnership, L.P. is a partnership for Federal income tax purposes. Further, Montgomery CV Realty L.P. is a partnership for Federal income tax purposes. If any entity directly or indirectly owned by Kramont were to be treated as an association, such entity would be taxable as a corporation, and, therefore, subject to an entity-level tax on its income. In such a situation, the character of Kramont's assets and items of gross income would change, which could preclude Kramont from satisfying the asset tests and possibly the income tests (see above, " -- Asset Tests" and " -- Gross Income Tests"), and in turn could prevent Kramont from qualifying as a REIT.

Sale of Properties

         Kramont's gain, including Kramont's share of any gain realized by Kramont Operating Partnership, L.P. on the sale of any dealer property generally will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. See above, " -- General." Under existing law, whether property is dealer property is a question of fact that depends on all the facts and circumstances with respect to the particular transaction. Kramont believes that, in general, the properties it owns, directly and indirectly, should not be considered dealer property, and that the amount of income from prohibited transactions, if any, will not be material.

Taxation of Taxable U.S. Shareholders

         As long as Kramont qualifies as a REIT, "U.S. Shareholders," defined below, are required to treat distributions with respect to their shares out of current or accumulated earnings as ordinary income, to the extent that the distributions are not designated as capital gain dividends. For purposes of determining whether distributions on the shares of Kramont are out of current or accumulated earnings and profits, the earnings and profits of Kramont generally will be allocated first to the holders of Kramont preferred shares and second to the holders of Kramont common shares. Corporate shareholders will not be eligible for the dividend received deduction with respect to dividends received from Kramont.

         Dividends that are designated as capital gain dividends will be taxed as long-term capital gains to the extent that they do not exceed Kramont's actual net capital gain for the taxable year, regardless of the period for which the shareholder has held its shares. However, corporate shareholders may be required to treat up to 20% of certain capital gain dividends as ordinary income. On November 10, 1997, the IRS released Notice 97-64 describing forthcoming temporary regulations that would permit a REIT to designate different classes of capital gain dividends. In general, under Notice 97-64, if a REIT designates a dividend as a capital gain dividend, it may be eligible to further designate such dividend as a 20% rate gain distribution, generally subject to Federal income tax in the hands of individual shareholders at a rate no greater than 20% (15% for designated capital gain dividends after May 6, 2003 through December 31, 2008, as discussed below, under " -- Recent Tax Legislation"), an unrecaptured Section 1250 gain distribution, generally subject to Federal income tax in the hands of individual shareholders at a rate no greater than 25%, or a 28% rate gain distribution, generally subject to Federal income tax in the hands of individual shareholders at a rate no greater than 28%. Notice 97-64 serves as guidance until regulations are issued and applies to taxable years ending on or after May 7, 1997. Corporate shareholders will generally be subject to Federal income tax at maximum marginal rates of 35% on all dividends paid by Kramont.

         For the purposes of this discussion, the term "U.S. Shareholder" means a holder of Kramont common or preferred shares who (for United States Federal income tax purposes) is (a) a citizen or resident of the United States; (b) a corporation, partnership, or other entity created or organized in or under the laws of the United States or of any political subdivision thereof, except to the extent otherwise provided in Treasury Regulations with respect to an entity treated as a partnership for Federal tax purposes; (c) an estate, the income of which is subject to United States Federal income taxation regardless of its source; or (d) a trust, if (A) a court within the United States is able to exercise primary supervision over the administration of the trust and (B) one or more United States persons have the authority to control all substantial decisions of the trust.

         To the extent that Kramont makes distributions in excess of current and accumulated earnings and profits, these distributions are treated first as a tax-free return of capital to the shareholder. Any such distributions reduce the tax basis of a shareholder's shares by the amount of such distribution (but not below zero). The excess of any distributions over the shareholder's tax basis is taxable as capital gain, if the shares are held as a capital asset.

         Any dividend declared by Kramont in October, November or December of any year and payable to a shareholder of record on a specific date in any such month will be treated as both paid by Kramont and received by the shareholder on December 31 of such year, provided that the dividend is actually paid by Kramont during January of the following calendar year.

         In general, a U.S. Shareholder must treat any gain realized upon a taxable disposition of our shares as long-term capital gain or loss if the U.S. Shareholder has held the shares for more than one year and otherwise as short-term capital gain or loss. However, any loss upon a sale or exchange of securities by a shareholder who has held such securities for six months or less (after applying certain holding period rules) will generally be treated as a long-term capital loss, to the extent of any actual or deemed distributions from Kramont received by such shareholder that are required to be treated by such shareholder as long-term capital gains. All or a portion of any loss that a U.S. Shareholder realizes upon a taxable disposition of our shares may be disallowed if the U.S. Shareholder purchases other shares within 30 days before or after the disposition. Shareholders may not include in their individual income tax returns any net operating losses or capital losses of Kramont.

Election to Retain Net Long Term Capital Gain

         If Kramont retains and pays income tax on its net long-term capital gain attributable to a taxable year, its shareholders may be required to include in their income as long-term capital gain their proportionate share of such amount, as designated by Kramont. A Kramont shareholder will be treated as having paid his or her share of the tax paid by Kramont in respect of the amount designated by Kramont, for which the Kramont shareholder will be entitled to a credit or refund. Additionally, each Kramont shareholder's adjusted basis in Kramont shares will be increased by the excess of the amount includable in income over the tax deemed paid on that amount. Kramont must pay tax on its designated long-term capital gain within 30 days of the close of any taxable year in which it designates long-term capital gain pursuant to this rule, and it must mail a written notice of its designation to its shareholders within 60 days of the close of the taxable year.

Taxation of Tax-Exempt Shareholders

         Most tax-exempt employees' pension trusts are not subject to Federal income tax except to the extent of their receipt of "unrelated business taxable income" as defined in Internal Revenue Code Section 512(a). Distributions by Kramont to a shareholder that is a tax-exempt entity should not constitute unrelated business taxable income, as long as the securities are not otherwise used in an unrelated trade or business of the tax-exempt entity, and the tax-exempt entity has not financed the acquisition of its securities with "acquisition indebtedness," as defined in the Code. In addition, certain pension trusts that own more than 10% of a "pension-held REIT" must report a portion of the distribution that they receive from such a REIT as unrelated business taxable income. Kramont does not believe it is a pension-held REIT for purposes of this rule.

Information reporting requirements and backup withholding

         Under the backup withholding rules, a shareholder may be subject to backup withholding at the rate of 28% with respect to distributions unless such holder:

         - is a corporation or comes with certain other exempt categories and, when required, demonstrates this fact; or

         - provides a completed form W-9 which contains the holder's taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with the applicable requirements of the backup withholding rules.

         Any amount paid as backup withholding will be creditable against the shareholder's income tax liability. In addition, we may be required to withholding a portion of capital gain distributions to any shareholder who fails to certify its non-foreign status to us. See below, "Taxation of Foreign Shareholders." We will report to our shareholders and to the Internal Revenue Service the amount of distributions we pay during each calendar year, and the amount of tax we withhold, if any. A shareholder who does not provide us with its correct taxpayer identification number also may be subject to penalties imposed by the Internal Revenue Service.

Taxation of Foreign Shareholders

         A "Non-U.S. Holder" is any person who holds securities and is not (a) a citizen or resident of the United States; (b) a corporation or partnership created or organized in the United States or under the laws of the United States or of any state thereof; (c) an estate whose income is includable in gross income for U.S. Federal income tax purposes regardless of its source; or (d) a trust if (A) a court in the United States is able to exercise primary jurisdiction over its administration and (B) one or more United States persons have the authority to control all substantial decisions of the trust. This discussion is based on current law and is for general information only. Non-U.S. Holders are urged to consult with their own legal and tax advisors regarding the United States Federal income tax consequences of holding Kramont shares.

         1. Ordinary Dividends. The portion of dividends received by Non-U.S. Holders payable out of Kramont's earnings and profits which are not attributable to capital gain of Kramont from a disposition of a USRPI, as defined below, and which are not effectively connected with a U.S. trade or business of the Non-U.S. Holder will be subject to U.S. withholding tax at the rate of 30%, unless reduced by an applicable treaty. In general, Non-U.S. Holders will not be considered engaged in a U.S. trade or business solely as a result of their ownership of securities. Where the dividend income from a Non-U.S. Holder's investment in securities is considered effectively connected with the Non-U.S. Holder's conduct of a U.S. trade or business, the Non-U.S. Holder generally will be subject to U.S. tax at graduated rates, similar to the manner in which U.S. shareholders are taxed with respect to such dividends. Additionally, a Non-U.S. Holder that is a foreign corporation may also be subject to the 30% branch profits tax on its effectively connected earnings (unless reduced by an applicable treaty) and may be subject to additional taxes under the branch profits provisions of the Code.

         2. Non-Dividend Distributions. As long as Kramont is a domestically controlled REIT, as defined below, a distribution from Kramont received by a Non-U.S. Holder, no portion of which is a dividend out of the earnings and profits of Kramont or attributable to gain recognized by Kramont from a disposition of a USRPI, as defined below, will not be subject to U.S. income or withholding tax. If it cannot be determined at the time a distribution is made whether or not such distribution will be in excess of Kramont's current and accumulated earnings and profits, the entire distribution will be subject to withholding at the rate applicable to dividends. However, the Non-U.S. Holder may seek a refund of such amounts from the IRS if it is subsequently determined that such distribution was, in fact, in excess of current and accumulated earnings and profits of Kramont.

         3. Certain Dividends. Under the Foreign Investment in Real Property Tax Act of 1980, a distribution made by Kramont to a Non-U.S. Holder, to the extent attributable to gains from dispositions by Kramont of United States real property interests, which we sometimes refer to as USRPIs, such as the properties beneficially owned by Kramont, will be considered effectively connected with a U.S. trade or business of the Non-U.S. Holder. As such, these amounts will generally be subject to U.S. income tax at the rate applicable to U.S. individuals or corporations, as the case may be, without regard to whether such distribution is designated as a capital gain dividend. In addition, Kramont will be required to withhold tax equal to 35% of the amount of these dividends attributable to gain from a U.S. real property interest. Any such distributions made to a Non-U.S. Holder that is a corporate shareholder may also be subject to the 30% branch profits tax on effectively connected earnings, unless the rate is reduced or eliminated pursuant to a tax treaty. Although the law is not clear on this matter, Kramont may treat amounts designated by it as undistributed capital gains in respect of its shares with respect to Non-U.S. Holders in the same manner as actual distributions by Kramont of capital gain dividends. Under that approach, the Non-U.S. Holder would be able to offset as a credit against its resulting Federal income tax liability an amount equal to its proportionate share of the tax paid by Kramont on the undistributed capital gains and to receive from the IRS a refund to the extent its proportionate share of this tax paid by Kramont were to exceed its actual Federal income tax liability.

         4. Dispositions of Securities. Except as provided below, a sale of securities by a Non-U.S. Holder generally will not be subject to U.S. taxation unless the securities constitute a U.S. real property interest. The securities will not constitute a U.S. real property interest if Kramont is a "domestically controlled REIT." A domestically controlled REIT is a REIT in which, at all times during a specified testing period, less than 50% in value of its securities is held directly or indirectly by Non-U.S. Holders. Kramont believes it is a domestically controlled REIT and that the sale of securities of Kramont by a Non-U.S. Holder thus will not be subject to U.S. taxation. Because Kramont's currently outstanding securities are publicly traded and because available information may not accurately identify the status of all holders as foreign or domestic, however, no assurance can be given that Kramont will be a domestically controlled REIT. Even if Kramont were ultimately determined not to be a domestically controlled REIT, however, a Non-U.S. Holder's sale of securities of Kramont generally would still not be subject to tax if (a) the securities are "regularly traded" (as defined by applicable Treasury Regulations) on an established securities market and (b) the selling Non-U.S. Holder held 5% or less of Kramont's outstanding securities at all times during a specified testing period of up to 5 years.

         If gain on the sale of securities by a Non-U.S. Holder were subject to U.S. taxation, the Non-U.S. Holder would generally be subject to the same treatment as a U.S. shareholder with respect to such gain (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals). The purchaser of such securities might also be required to withhold 10% of the purchase price and remit such amount to the IRS. Capital gains of a Non-U.S. Holder may also be subject to tax in the United States, even if Kramont is a domestically controlled REIT, if either: (1) the Non-U.S. Holder's investment in securities were effectively connected with a U.S. trade or business conducted by such Non-U.S. Holder, or (2) if the Non-U.S. Holder were a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and certain other conditions were satisfied. Distributions in excess of current and accumulated earnings and profits would be applied against and reduce the basis of the shares and, to the extent exceeding the basis of the shares, would be treated as gain from a sale of the shares. Such distributions may also be subject to 10% withholding tax.

State and Local Tax Considerations

         Kramont and its shareholders may be subject to state or local taxation in various jurisdictions, including those in which it or they transact business or reside. The state and local tax treatment of Kramont and its shareholders may not conform to the Federal income tax consequences discussed above. Consequently, prospective shareholders should consult their own tax advisors regarding the effect of state and local tax laws on an investment in the shares of beneficial interest of Kramont.

Recent Tax Legislation

         On May 28, 2003, the President signed into law the Jobs and Growth Tax Relief Reconciliation Act of 2003. This new tax legislation reduces the maximum individual tax rate for long-term capital gains generally from 20% to 15% (for sales occurring after May 6, 2003 through December 31, 2008) and for certain dividends generally from 38.6% to 15% (for tax years from 2003 through 2008). Without future congressional action, the maximum tax rate on long-term capital gains will return to 20% in 2009, and the maximum rate on dividends will increase to 35% in 2009 and 39.6% in 2011. Because we are not generally subject to Federal income tax on the portion of our REIT taxable income or capital gains distributed to our shareholders, however, our dividends will generally not be eligible for the new 15% tax rate on dividends. As a result, our ordinary REIT dividends will continue to be taxed at the higher tax rates applicable to ordinary income. In the case of noncorporate shareholders, the 15% rate for long-term capital gains and dividends will generally apply to:

         (1) long-term capital gains, if any, recognized on the disposition of our shares;

         (2) distributions we designate as capital gain dividends (except to the extent attributable to real estate depreciation, in which case such distributions would continue to be subject to a 25% tax rate);

         (3) dividends attributable to dividends received by us from non-REIT corporations, such as taxable REIT subsidiaries (although we do not anticipate receiving a material amount of such dividends); and

         (4) dividends to the extent attributable to income upon which we have paid corporate income tax (e.g., if we distribute less than 100% of our taxable income).

                              PLAN OF DISTRIBUTION

         We may sell the common shares, preferred shares, depositary shares, warrants or debt securities separately or together:

     - through one or more underwriters or dealers in a public offering and sale by them,

     -   directly to investors, or

     -   through agents.

         We may sell the securities from time to time in one or more transactions at a fixed price or prices, which may be changed from time to time:

     -   at market prices prevailing at the time of sale,

     -   at prices related to such prevailing market prices, or

     -   at negotiated prices.

         We will describe the method of distribution of the securities in the applicable prospectus supplement.

         Underwriters, dealers or agents may receive compensation in the form of discounts, concessions or commissions from us or our purchasers (as their agents in connection with the sale of securities). These underwriters, dealers or agents may be considered to be underwriters under the Securities Act. As a result, discounts, commissions or profits on resale received by the underwriters, dealers or agents may be treated as underwriting discounts and commissions. The applicable prospectus supplement will identify any such underwriter, dealer or agent, and describe any compensation received by them from us.

         Underwriters, dealers and agents may be entitled to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments made by the underwriters, dealers and agents.

         We may grant underwriters who participate in the distribution of securities an option to purchase additional securities to cover over-allotments, if any, in connection with the distribution.

         Underwriters or agents and their associates may be customers of, engage in transactions with or perform services for us in the ordinary course of business.

                                  LEGAL MATTERS

         Venable LLP, Baltimore, Maryland, will pass on the validity of the issuance of the securities offered in this prospectus.

                                     EXPERTS

         The consolidated financial statements and schedule of Kramont and subsidiaries as of December 31, 2003 and 2002, and for each of the years in the three-year period ended December 31, 2003, have been incorporated by reference herein and in the Registration Statement in reliance upon the report of BDO Seidman, LLP, independent accountants, incorporated by reference herein, given on the authority of said firm as experts in accounting and auditing.

         Roberts & Holland LLP will provide an opinion as to certain Federal income tax matters.

                       WHERE YOU CAN FIND MORE INFORMATION

         We file reports with the Securities and Exchange Commission, or the SEC, on a regular basis that contain financial information and results of operations. You may read or copy any document that we file with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information about the Public Reference Room by calling the SEC for more information at 1-800-SEC-0330. Our SEC filings are also available at the SEC's web site at http://www.sec.gov.

         Our web site address on the Internet is www.kramont.com. By providing a hyperlink on our Internet web site to a third-party SEC filings web site, we make available free of charge through our Internet web site our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to the Section 13(a) or 15(d) of the Securities and Exchange Act of 1934, as amended, as soon as reasonably practicable after we electronically file such material with, or furnish it to, the Securities and Exchange Commission. We do not maintain or provide such information directly to our Internet web site. We make no representations or warranties with respect to the information contained on the third-party SEC filings web site and take no responsibility for supplementing, updating, or correcting any such information.

         Our common shares, our Series B-1 preferred shares and our Series E preferred shares are listed on the New York Stock Exchange and we are required to file reports, proxy statements and other information with the New York Stock Exchange. You may read any document we file with the New York Stock Exchange at the offices of the New York Stock Exchange which is located at 20 Broad Street, 17th Floor, New York, New York 10005.

                           INCORPORATION BY REFERENCE

         The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings that we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934.

1.       Our Annual Report on Form 10-K for the fiscal year ended December 31,
2003;

2. The description of our common shares and our Series B-1 preferred shares included in our Registration Statement on Form 8-A, filed with the SEC on June 1, 2000, and the description of our Series E preferred shares included in our Registration Statement on Form 8-A, filed with the SEC on December 29, 2003, including the information incorporated therein by reference and including any amendment or reports filed for the purpose of updating such description; and

3.       Our definitive proxy statement filed with the SEC on April 8, 2004.

         You may request a copy of these filings, at no cost, by writing or telephoning our Secretary at the following address:

                  Kramont Realty Trust
                  Plymouth Plaza
                  580 West Germantown Pike
                  Plymouth Meeting, PA 19462
                  (610) 825-7100

         This prospectus is part of a Registration Statement we filed with the SEC. You should rely only on the information or representations provided in this prospectus and any applicable supplement. We have authorized no one to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the document.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

An estimate (other than the Securities and Exchange Commission registration fee) of the fees and expenses of issuance and distribution (other than discounts and commissions) of the securities offered hereby (all of which will be paid by Kramont Realty Trust ("Kramont")) is as follows:

SEC registration fee ...............................         $ 29,981
New York Stock Exchange listing fee ................         $ 83,000
Legal fees and expenses(1)..........................         $ 95,000
Tax opinion legal fees and expenses(1)..............         $ 30,000
Trustee's fees and expenses ........................         $ *
Warrant agent's fees and expenses ..................         $ *
Depositary agent's fees and expenses ...............         $ *
Accounting fees and expenses(1).....................         $  5,000
Printing Costs(1)...................................         $  5,000
Miscellaneous expenses .............................         $ 25,000

                            Total ..................         $272,981

* As of the filing date of this registration statement, it is not practicable to estimate the indicated fees and expenses.

(1) Does not include expenses of preparing prospectus supplements or other expenses relating to offerings of particular securities.

ITEM 15. INDEMNIFICATION OF TRUSTEES AND OFFICERS.

As permitted by Title 8 of the Corporations and Associations Article of the Annotated Code of Maryland, or Title 8, the liability of trustees and officers of Kramont to Kramont or to any shareholder of Kramont for money damages has been eliminated except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services and (b) active and deliberate dishonesty established by a final judgment and which is material to the cause of action.

Kramont is required, to the maximum extent permitted by Maryland law in effect from time to time, to indemnify (a) any trustee, officer or shareholder, or former trustee, officer or shareholder, against reasonable expenses incurred by him in the successful defense (on the merits or otherwise) of any proceeding to which he is made a party by reason of service in such capacity, (b) any trustee or officer or any former trustee or officer against any claim or liability to which he may become subject by reason of such status unless it is established that (i) the act or omission giving rise to the claim was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty, (ii) he actually received an improper personal benefit in money, property or services or (iii) in the case of a criminal proceeding, he had reasonable cause to believe that his act or omission was unlawful and (c) each shareholder or former shareholder against any claim or liability to which he may become subject by reason of such status. Maryland law permits indemnification for settlements (but not judgments) in suits by or in the right of the trust. Kramont is also required by its Bylaws to pay or reimburse, in advance of a final disposition, reasonable expenses of a trustee, officer or shareholder or former trustee, officer or shareholder made a party to a proceeding by reason of his status as such, provided that, in the case of a trustee or officer, Kramont shall have received a written affirmation by the trustee or officer of his good faith belief that he has met the applicable standard of conduct for indemnification and a written undertaking by or on his behalf to repay such expenses if it is ultimately determined that the applicable standard of conduct was not met.

Title 8, the Kramont declaration of trust and the Kramont Bylaws may permit indemnification for liabilities arising under the Securities Act or the Exchange Act. The Kramont board has been advised that, in the opinion of the

Securities and Exchange Commission, indemnification for liabilities arising under the Securities Act or the Exchange Act is contrary to public policy and is therefore unenforceable, absent a decision to the contrary by a court of appropriate jurisdiction.

ITEM 16. EXHIBITS.

The exhibits listed in the Exhibit Index as filed as part of this Registration Statement.

Exhibit
Number                                     Description
------                                     -----------
4.1               Form of Indenture for Senior Debt Securities to be entered into between Kramont Realty Trust and a Trustee to be named.

4.2 Form of Indenture for Subordinated Debt Securities to be entered into between Kramont Realty Trust and a Trustee to be named.

5.1               Opinion of Venable LLP.

8.1               Opinion of Roberts & Holland LLP.

12.1              Calculation of Ratios of Earnings to Fixed Charges and
                  Earnings to Combined Fixed Charges and Preferred Share
                  Distributions.

23.1              Consent of BDO Seidman, LLP.

23.2              Consent of Venable LLP (incorporated by reference to Exhibit
                  5.1).

23.3              Consent of Roberts & Holland LLP (incorporated by reference to
                  Exhibit 8.1).

24.1              Power of Attorney (included in Signature Page).

25.1 Statement of Eligibility of Trustee (to be filed by amendment).

ITEM 17. UNDERTAKINGS.

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and
         (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that (i) and (ii) do not apply if the Registration Statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by (i) and (ii) is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned Registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee of any indenture for debt securities offered hereunder to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Act.

                        SIGNATURES AND POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person or entity whose signature appears below constitutes and appoints Louis P. Meshon, Sr. its true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for it and in its name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement on Form S-3 and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as it might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Township of Plymouth Meeting, State of Pennsylvania on April 8, 2004.

                                           KRAMONT REALTY TRUST

                                           By: /s/ Louis P. Meshon, Sr.
                                               ---------------------------------
                                           Louis P. Meshon, Sr.
                                           President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the persons whose signatures appear below, which persons have signed such Registration Statement in the capacities indicated:

            Signature                                  Title                       Date
            ---------                                  -----                       ----
/s/ Louis P. Meshon, Sr.                   President, Chief Executive Officer   April 8, 2004
--------------------------------------     and Trustee (Principal Executive
Louis P. Meshon, Sr.                       Officer)

/s/ Carl E. Kraus                          Chief Financial and Investment       April 8, 2004
--------------------------------------     Officer, Senior Vice President and
Carl E. Kraus                              Treasurer (Principal Financial
                                           Officer)

/s/ Etta M. Strehle                        Chief Accounting Officer and         April 8, 2004
--------------------------------------     Senior Vice President (Principal
Etta M. Strehle                            Accounting Officer)

/s/ George S. Demuth                       Chief Operating Officer and          April 8, 2004
--------------------------------------     Executive Vice President
George S. Demuth

/s/ Norman M. Kranzdorf                    Trustee                              April 8, 2004
--------------------------------------
Norman M. Kranzdorf

/s/ Bernard J. Korman                      Trustee                              April 8, 2004
--------------------------------------
Bernard J. Korman

            Signature                                  Title                       Date
            ---------                                  -----                       ----
/s/ Irwin Levy                             Acting Chairman of the Board of      April 8, 2004
--------------------------------------     Trustees, Trustee
H. Irwin Levy

/s/ Milton S. Schneider                    Trustee                              April 8, 2004
--------------------------------------
Milton S. Schneider

/s/ E. Donald Shapiro                      Trustee                              April 8, 2004
--------------------------------------
E. Donald Shapiro

/s/ Alan L. Shulman                        Trustee                              April 8, 2004
--------------------------------------
Alan L. Shulman

                                INDEX TO EXHIBITS

4.1 Form of Indenture for Senior Debt Securities to be entered into between Kramont Realty Trust and a Trustee to be named.

4.2 Form of Indenture for Subordinated Debt Securities to be entered into between Kramont Realty Trust and a Trustee to be named.

5.1               Opinion of Venable LLP.

8.1               Opinion of Roberts & Holland LLP.

12.1 Calculation of Ratios of Earnings to Fixed Charges and Earnings to Combined Fixed Charges and Preferred Share Distributions.

23.1              Consent of BDO Seidman, LLP.

23.2              Consent of Venable LLP (incorporated by reference to Exhibit
                  5.1).

23.3              Consent of Roberts & Holland LLP (incorporated by reference to
                  Exhibit 8.1).

24.1              Power of Attorney (included in Signature Page).

25.1 Statement of Eligibility of Trustee (to be filed by amendment).